As filed with the Securities and Exchange Commission on July 20, 2007

Registration No. 333-144299

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
to
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AKEENA SOLAR, INC.
(Name of small business issuer in its charter)

Delaware	8711	20-5132054
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

16005 Los Gatos Boulevard
Los Gatos, California 95032
Telephone: (408) 395-7774
(Address and telephone number of principal executive offices)
(Address of principal place of business or intended principal place of business)

Barry Cinnamon
Chief Executive Officer
Akeena Solar, Inc.
16005 Los Gatos Boulevard
Los Gatos, California 95032
Telephone: (408) 395-7774
(Name, address and telephone number of agent for service)

Copies to:
Harvey Kesner, Esq.
Haynes and Boone, LLP
153 East 53rd Street, Suite 4900
New York, New York 10022
Telephone: (212) 659-7300

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.☑

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold except pursuant to a transaction exempt from the registration requirements of the Securities Act of 1933, until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to completion, dated July 20, 2007
Akeena Solar, Inc.
5,866,689 Shares of Common Stock

     This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to 5,866,689 shares of our common stock, which includes (i) 4,567,270 shares issued to investors in a private placement, (ii)  1,290,255 shares issuable upon the exercise of warrants with an exercise price of $3.95 per share and (iii) 9,164 shares issuable upon the exercise of warrants with an exercise price of $2.75 per share. All of these shares of our common stock are being offered for resale by the selling stockholders.

     The prices at which the selling stockholders may sell shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of these shares by the selling stockholders. However, we will receive proceeds from the exercise of the warrants if they are exercised by the selling stockholders.

     We will bear all costs relating to the registration of these shares of our common stock, other than any selling stockholders’ legal or accounting costs or commissions.

     Our common stock is quoted on the regulated quotation service of the OTC Bulletin Board under the symbol “AKNS.OB”. The last reported sale price of our common stock as reported by the OTC Bulletin Board on July 19, 2007, was $5.70 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

     You should rely only on the information contained in this prospectus or any prospectus supplement we may file after the date of this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders will not make an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus or any supplement is accurate as of the date on the front cover of this prospectus or any supplement only, regardless of the time of delivery of this prospectus or any supplement or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _________, 2007

PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus but might not contain all of the information that is important to you. Before investing in our common stock, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements, related notes and the other more detailed information appearing elsewhere in this prospectus before making an investment decision.

     Unless otherwise indicated, all references to “we,” “us” and “our” and similar terms in this prospectus refer to Akeena Solar, Inc. and its wholly-owned subsidiary, Akeena Corp.

Overview

     We are a designer and integrator of solar power systems. We market, sell, design and install systems for residential and small commercial customers, sourcing components (such as solar modules and inverters) from manufacturers such as Sharp, Kyocera, SunPower and Fronius. We currently serve customers in California, New York, New Jersey, Pennsylvania and Connecticut. According to data compiled by the California Energy Commission and the New Jersey Clean Energy Program, over the past three years we have been one of the largest national integrators of residential and small commercial solar electric power systems in the United States. We are a member of the Solar Energy Industry Association, the California Solar Energy Industries Association, the Northern California Solar Energy Association, the Independent Power Providers, the Solar Energy Business Association of New England, and the New York Solar Energy Industries Association. To date, we have installed over 800 solar power systems and, since the commencement of our operations in 2001, our sales have steadily grown to approximately $7.2 million in 2005, $13.4 million in 2006 and $6.3 million in the first quarter of 2007.

Corporate History

     We were formed as a Nevada corporation on July 29, 2005, under the name Fairview Energy Corporation, Inc. (“Fairview”), and on August 4, 2006, were reincorporated in the State of Delaware. On August 11, 2006, we consummated a reverse merger (the “Merger”) with a privately-held company called Akeena Solar, Inc. (“Akeena-Private”), pursuant to which the privately-held company, renamed Akeena Corp., became a wholly-owned subsidiary of ours and we renamed our company Akeena Solar, Inc. We had been in the development stage since our inception and had not commenced business operations prior to the Merger. Akeena-Private was incorporated in the State of California on February 23, 2001 under the name Akeena, Inc., and on June 2, 2006, was reincorporated in the State of Delaware under the name Akeena Solar, Inc. As a result of the Merger, we succeeded to Akeena-Private’s line of business as our sole line of business.

     Our corporate headquarters are located at 16005 Los Gatos Boulevard, Los Gatos, California 95032. In addition, we maintain installation offices at our Los Gatos facility and at our Fresno (Clovis), Orange County, Bakersfield, Manteca and Santa Rosa, California offices, as well as at our Fairfield New Jersey office. Our telephone number is (408) 395-7774.

The Offering

Common stock offered by the selling stockholders	5,866,689 shares, consisting of 4,567,270 shares issued to investors in a private placement and 1,299,419 shares issuable upon the exercise of outstanding warrants.

Offering price	Market price or privately negotiated prices.

Common stock outstanding after this offering (1)	23,499,281

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock but will receive proceeds from the exercise of the warrants which proceeds will be used for working capital purposes.

Risk factors
An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors set forth under “Risk Factors” beginning on page 3 and the other information contained in this prospectus before making an investment decision regarding our common stock.

(1)
The number of outstanding shares after this offering is based upon shares outstanding as of July 13, 2007, which does not include 1,751,833 shares issuable upon the exercise of outstanding warrants (including warrants whose underlying shares may be sold under this prospectus) and up to 260,402 additional shares reserved for issuance under our 2006 Stock Incentive Plan.

RISK FACTORS

     Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below and other information contained in this prospectus, including our financial statements and related notes before purchasing shares of our common stock. There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In that case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment.

Risks Relating To Our Business

     The success of our business depends on the continuing contributions of Barry Cinnamon and other key personnel who may terminate their employment with us at any time, and we will need to hire additional qualified personnel.

     We rely heavily on the services of Barry Cinnamon, our Chief Executive Officer, as well as several other management personnel. Loss of the services of any of such individuals would adversely impact our operations. In addition, we believe our technical personnel represent a significant asset and provide us with a competitive advantage over many of our competitors and that our future success will depend upon our ability to retain these key employees and our ability to attract and retain other skilled financial, engineering, technical and managerial personnel. None of our key personnel are party to any employment agreements with us and management and other employees may voluntarily terminate their employment at any time. We do not currently maintain any “key man” life insurance with respect to any of such individuals.

     We are dependent upon our suppliers for the components used in the systems we design and install; and our major suppliers are dependent upon the continued availability and pricing of silicon and other raw materials used in solar modules.

     The components used in our systems are purchased from a limited number of manufacturers. In particular, Sharp, Kyocera and SunPower account for over 90% of our purchases of photovoltaic modules. We do not manufacture any of the components used in our solar installations. We are subject to market prices for the components that we purchase for our installations, which are subject to fluctuation. We cannot ensure that the prices charged by our suppliers will not increase because of changes in market conditions or other factors beyond our control. An increase in the price of components used in our systems could result in an increase in costs to our customers and could have a material adverse effect on our revenues and demand for our services. Our suppliers are dependent upon the availability and pricing of silicon, one of the main materials used in manufacturing solar panels. The world market for solar panels recently experienced a shortage of supply due to insufficient availability of silicon. This shortage caused the prices for solar modules to increase. Interruptions in our ability to procure needed components for our systems, whether due to discontinuance by our suppliers, delays or failures in delivery, shortages caused by inadequate production capacity or unavailability, or for other reasons, would adversely affect or limit our sales and growth. In addition, increases in the prices of modules could make systems that have been sold but not yet installed unprofitable for us. There is no assurance that we will continue to find qualified manufacturers on acceptable terms and, if we do, there can be no assurance that product quality will continue to be acceptable, which could lead to a loss of sales and revenues.

     Geographical business expansion efforts we make could result in difficulties in successfully managing our business and consequently harm our financial condition.

     As part of our business strategy, we may seek to expand by acquiring competing businesses or customer contracts in our current or other geographic markets. We face challenges in managing expanding product and service offerings and in integrating acquired businesses with our own. Most recently we commenced operations at our Bakersfield, Manteca and Santa Rosa offices in California. We recently commenced operations in Fresno, California, through the purchase of customer contracts, and additionally, we opened an office in Orange County, California. We currently intend to seek additional locations for expansion. We cannot accurately predict the timing, size and success of our expansion efforts and the associated capital commitments that might be required. We expect to face competition for expansion candidates, which may limit the number of expansion opportunities available to us and may lead to higher expansion costs. There can be no assurance that we will be able to identify, acquire or profitably manage additional businesses/contracts or successfully integrate acquired businesses/contracts, if any, into our company, without substantial costs, delays or other operational or financial difficulties. In addition, expansion efforts involve a number of other risks, including:

•	Failure of the expansion efforts to achieve expected results;

•	Diversion of management’s attention and resources to expansion efforts;

•	Failure to retain key customers or personnel of the acquired businesses; and

•	Risks associated with unanticipated events, liabilities or contingencies.

          Client dissatisfaction or performance problems at a single acquired business could negatively affect our reputation. The inability to acquire businesses on reasonable terms or successfully integrate and manage acquired companies, or the occurrence of performance problems at acquired companies, could result in dilution, unfavorable accounting charges and difficulties in successfully managing our business.

          Our limited operating history, including the uncertainty of our future performance and ability to maintain or improve our financial and operating systems, makes it difficult to evaluate our business.

          We were organized in February 2001. Our limited operating history makes it difficult to evaluate our business. In addition, the limited performance history of our management and sales team and the uncertainty of our future performance and ability to maintain or improve our financial, sales and operating systems, procedures and controls increase the risk that we may be unable to continue to successfully operate our business. In the event that we are not able to manage our growth and operate as a public company due to our limited experience, our business may suffer uncertainty and failures, which makes it difficult to evaluate our business.

          We may be unable to attain profitability or increase net sales, expand the range of our services or enter new markets.

          Various factors, including demand for our solar module systems and services and our ability to expand the range of our product and service offerings and to successfully enter new markets, may affect our ability to maintain or increase the net sales of our business or any subsequently acquired businesses. There can be no assurance that we will be able to attain profitability and/or expand the sales of our business or any subsequently acquired businesses.

          Because our industry is highly competitive and has low barriers to entry, we may lose market share to larger companies that are better equipped to weather a deterioration in market conditions due to increased competition.

          Our industry is highly competitive and fragmented, is subject to rapid change and has low barriers to entry. We may in the future compete for potential customers with solar and HVAC systems installers and servicers, electricians, utilities and other providers of solar power equipment or electric power. Some of these competitors may have significantly greater financial, technical and marketing resources and greater name recognition than we have.

          We believe that our ability to compete depends in part on a number of factors outside of our control, including:

•	the ability of our competitors to hire, retain and motivate qualified technical personnel;

•	the ownership by competitors of proprietary tools to customize systems to the needs of a particular customer;

•	the price at which others offer comparable services and equipment;

•	the extent of our competitors’ responsiveness to client needs; and

•	installation technology.

          Competition in the solar power services industry may increase in the future, partly due to low barriers to entry, as well as from other alternative energy resources now in existence or developed in the future. Increased competition could result in price reductions, reduced margins or loss of market share and greater competition for qualified technical personnel. There can be no assurance that we will be able to compete successfully against current and future competitors. If we are unable to compete effectively, or if competition results in a deterioration of market conditions, our business and results of operations would be adversely affected.

     Our failure to meet a client’s expectations in the performance of our services, and the risks and liabilities associated with placing our employees and technicians in our customers’ homes and businesses, could give rise to claims against us.

     Our engagements involve projects that are critical to our customers’ business or home. Our failure or inability to meet a customer’s expectations in the provision of our products and services could damage or result in a material adverse change to their premises or property and therefore could give rise to claims against us or damage our reputation. In addition, we are exposed to various risks and liabilities associated with placing our employees and technicians in the homes and workplaces of others, including possible claims of errors and omissions, including harassment, theft of client property, criminal activity and other claims.

     Our profitability depends, in part, on our success on brand recognition and we could lose our competitive advantage if we are not able to protect our trademark against infringement, and any related litigation could be time-consuming and costly.

     We believe our brand has gained substantial recognition by customers in certain geographic areas. We have registered the “Akeena” trademark with the United States Patent and Trademark Office. Use of our name or a similar name by competitors in geographic areas in which we have not yet operated could adversely affect our ability to use or gain protection for our brand in those markets, which could weaken our brand and harm our business and competitive position. In addition, any litigation relating to protecting our trademark against infringement could be time consuming and costly.

     If we are unable to attract, train and retain highly qualified personnel, the quality of our services may decline and we may not successfully execute our internal growth strategies.

     Our success depends in large part upon our ability to continue to attract, train, motivate and retain highly skilled and experienced employees, including technical personnel. Qualified technical employees periodically are in great demand and may be unavailable in the time frame required to satisfy our customers’ requirements. While we currently have available technical expertise sufficient for the requirements of our business, expansion of our business could require us to employ additional highly skilled technical personnel. We expect competition for such personnel to increase as the market for solar power systems expands. There can be no assurance that we will be able to attract and retain sufficient numbers of highly skilled technical employees in the future. The loss of personnel or our inability to hire or retain sufficient personnel at competitive rates of compensation could impair our ability to secure and complete customer engagements and could harm our business.

     Unexpected warranty expenses or service claims could reduce our profits.

     We maintain a warranty reserve on our balance sheet for potential warranty or service claims that could occur in the future. This reserve is adjusted based on our ongoing operating experience with equipment and installations. It is possible, perhaps due to bad supplier material or defective installations, that we would have actual expenses substantially in excess of the reserves we maintain. Our failure to accurately predict future warranty claims could result in unexpected profit volatility.

     Our Module technology is untested and may not be effective or patentable or may encounter other unexpected problems, which could adversely affect our business and results of operations.

     Our Module technology is new and has not been tested in installation settings for a sufficient period of time to prove its long-term effectiveness and benefits. The Module technology may not be effective or other problems may occur that are unexpected and could have a material adverse effect on our business or results of operations. While patent applications have been filed for the Module technology, a patent may not be issued on such technology or we may not be able to realize the benefits from any patent that is issued.

     Our inability to obtain capital, use internally generated cash, or use shares of our common stock or debt to finance future expansion efforts could impair the growth and expansion of our business.

     Reliance on internally generated cash or debt to finance our operations or complete business expansion efforts could substantially limit our operational and financial flexibility. The extent to which we will be able or willing to use shares of common stock to consummate expansions will depend on our market value from time to time and the willingness of potential sellers to accept it as full or partial payment. Using shares of common stock for this purpose also may result in significant dilution to our then existing stockholders. To the extent that we are unable to use common stock to make future expansions, our ability to grow through expansions may be limited by the extent to which we are able to raise capital for this purpose through debt or equity financings. No assurance can be given that we will be able to obtain the necessary capital to finance a successful expansion program or our other cash needs. If we are unable to obtain additional capital on acceptable terms, we may be required to reduce the scope of any expansion. In addition to requiring funding for expansions, we may need additional funds to implement our internal growth and operating strategies or to finance other aspects of our operations. Our failure to (i) obtain additional capital on acceptable terms, (ii) use internally generated cash or debt to complete expansions because it significantly limits our operational or financial flexibility, or (iii) use shares of common stock to make future expansions may hinder our ability to actively pursue any expansion program we may decide to implement.

     Our obligations under our credit facility are secured by all of our assets, so if the lender forecloses on its security interest, we may have to liquidate some or all of our assets, which may cause us to cease operations.

     Our obligations under the 2007 loan and security agreement with Comerica Bank are secured by all of our assets. (See “Management’s Discussion and Analysis or Plan of Operation — Liquidity and Capital Resources”). If we default under the credit facility we could be required to repay all of our borrowings thereunder. In addition, Comerica could foreclose its security interest and liquidate some or all of our assets, which could cause us to cease operations.

     We are subject to restrictive covenants in connection with our credit facility that may limit our ability to borrow additional funds or to raise additional equity as may be required to fund our future operations.

     The terms of the 2007 credit facility with Comerica may limit our ability, without Comerica’s consent, to, among other things, enter into certain transactions and create additional liens on our assets and could adversely affect our liquidity and our ability to attract additional funding if required for our business.

Risks Relating To Our Industry

     We have experienced technological changes in our industry. New technologies may prove inappropriate and result in liability to us or may not gain market acceptance by our customers.

     The solar power industry (and the alternative energy industry, in general) is subject to technological change. Our future success will depend on our ability to appropriately respond to changing technologies and changes in function of products and quality. If we adopt products and technologies that are not attractive to consumers, we may not be successful in capturing or retaining a significant share of our market. In addition, some new technologies are relatively untested and unperfected and may not perform as expected or as desired, in which event our adoption of such products or technologies may cause us to lose money.

     A drop in the retail price of conventional energy or non-solar alternative energy sources may negatively impact our profitability.

     We believe that a customer’s decision to purchase or install solar power capabilities is primarily driven by the cost and return on investment resulting from solar power systems. Fluctuations in economic and market conditions that impact the prices of conventional and non-solar alternative energy sources, such as decreases in the prices of oil and other fossil fuels, could cause the demand for solar power systems to decline, which would have a negative impact on our profitability. Changes in utility electric rates or net metering policies could also have a negative effect on our business.

     Existing regulations, and changes to such regulations, may present technical, regulatory and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products.

     Installation of solar power systems are subject to oversight and regulation in accordance with national and local ordinances, building codes, zoning, environmental protection regulation, utility interconnection requirements for metering and other rules and regulations. We attempt to keep up-to-date about these requirements on a national, state, and local level, and must design systems to comply with varying standards. Certain cities may have ordinances that prevent or increase the cost of installation of our solar power systems. In addition, new government regulations or utility policies pertaining to solar power systems are unpredictable and may result in significant additional expenses or delays and, as a result, could cause a significant reduction in demand for solar energy systems and our services. For example, there currently exist metering caps in certain jurisdictions which effectively limit the aggregate amount of power that may be sold by solar power generators into the power grid.

  Our business depends on the availability of rebates, tax credits and other financial incentives; reduction or elimination of which would reduce the demand for our services.

          Many states, including California and New Jersey, offer substantial incentives to offset the cost of solar power systems. These systems can take many forms, including direct rebates, state tax credits, system performance payments and Renewable Energy Credits (RECs). Moreover, the Federal government currently offers (only through 2007) a 30% tax credit for the installation of solar power systems (unlimited for businesses, capped at $2,000 for residences). This Federal Tax Credit may increase from approximately $2,000 per residential system to $2,000 per kw of residential system (effectively a $6,000 tax credit for a typical 3 kw residential system). The duration of the Federal Tax Credit may also be extended. Businesses may also elect to accelerate the depreciation on their system over five years. Reduction in or elimination of such incentives or delays or interruptions in the implementation of favorable federal or state laws could substantially increase the cost of our systems to our customers, resulting in significant reductions in demand for our services, which would negatively impact our sales.

          If solar power technology is not suitable for widespread adoption or sufficient demand for solar power products does not develop or takes longer to develop than we anticipate, our sales would decline and we would be unable to achieve or sustain profitability.

          The market for solar power products is emerging and rapidly evolving, and its future success is uncertain. Many factors will influence the widespread adoption of solar power technology and demand for solar power products, including:

•	cost effectiveness of solar power technologies as compared with conventional and non-solar alternative energy technologies;

•	performance and reliability of solar power products as compared with conventional and non-solar alternative energy products;

•	capital expenditures by customers that tend to decrease if the U.S. economy slows; and

•	availability of government subsidies and incentives.

          If solar power technology proves unsuitable for widespread commercial deployment or if demand for solar power products fails to develop sufficiently, we would be unable to generate enough revenue to achieve and sustain profitability. In addition, demand for solar power products in the markets and geographic regions we target may not develop or may develop more slowly than we anticipate.

Risks Relating To Our Common Stock

          Our stock price may be volatile, which could result in substantial losses for investors.

          The market price of our common stock is likely to be highly volatile and could fluctuate widely in response to various factors, many of which are beyond our control, including the following:

•	technological innovations or new products and services by us or our competitors;

•	announcements or press releases relating to the energy sector or to our business or prospects;

•	additions or departures of key personnel;

•	regulatory, legislative or other developments affecting us or the solar power industry generally;

•	limited availability of freely-tradable “unrestricted” shares of our common stock to satisfy purchase orders and demand;

•	our ability to execute our business plan;

•	operating results that fall below expectations;

•	volume and timing of customer orders;

•	industry developments;

•	economic and other external factors; and

•	period-to-period fluctuations in our financial results.

          In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also significantly affect the market price of our common stock.

           There may be a limited market for our securities and we may fail to qualify for a Nasdaq or other listing.

          Although we plan on applying for listing of our common stock on the Nasdaq Capital Market once we meet the qualifications, there can be no assurance that our initial listing application will be granted, when the required listing criteria will be met or when, or if, our application will be granted. Thereafter, there can be no assurance that trading of our common stock on such market will be sustained or desirable. At the present time, we do not qualify for certain of the initial listing requirements of the Nasdaq Capital Market. In the event that our common stock fails to qualify for initial or continued inclusion, our common stock would remain quoted on the OTC Bulletin Board or become quoted in what are commonly referred to as the “pink sheets.” Under such circumstances, it may be more difficult to dispose of, or to obtain accurate quotations, for our common stock, and our common stock would become substantially less attractive to certain investors, such as financial institutions and hedge funds.

          We have raised substantial amounts of capital in private placements and if we inadvertently failed to comply with the applicable securities laws, ensuing rescission rights or lawsuits would severely damage our financial position.

          The securities offered in our private placements were not registered under the Securities Act or any state “blue sky” law in reliance upon exemptions from such registration requirements. Such exemptions are highly technical in nature and if we inadvertently failed to comply with the requirements or any of such exemptive provisions, investors would have the right to rescind their purchase of our securities or sue for damages. If one or more investors were to successfully seek such rescission or prevail in any such suit, we would face severe financial demands that could materially and adversely affect our financial position. Financings that may be available to us under current market conditions frequently involve sales at prices below the prices at which our common stock currently is reported on the OTC Bulletin Board or exchange on which our common stock may in the future be listed, as well as the issuance of warrants or convertible securities at a discount to market price.

          Our common stock may be deemed a “penny stock”, which would make it more difficult for our investors to sell their shares.

          Our common stock may be subject to the “penny stock” rules adopted under Section 15(g) of the Securities Exchange Act of 1934, which we refer to as the “Exchange Act.” The penny stock rules apply to non-Nasdaq listed companies whose common stock trades at less than $5.00 per share or that have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete specified documentation, make suitability inquiries of investors and provide investors with specified information concerning trading in the security, including a risk disclosure document and quote information under some circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in these securities is limited. If we remain subject to the penny stock rules for any significant period, that could have an adverse effect on the market for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Risks Relating To Our Company

          Our Chief Executive Officer, Barry Cinnamon, beneficially owns a significant number of shares of our common stock, which will have an impact on all major decisions on which our stockholders may vote and which may discourage an acquisition of the Company.

          Barry Cinnamon, our Chief Executive Officer, beneficially owns, in the aggregate, approximately 34.0% of our outstanding common stock. The interests of our Chief Executive Officer may differ from the interests of other stockholders. As a result, Mr. Cinnamon will have the ability to significantly impact virtually all corporate actions requiring stockholder approval, vote, including the following actions:

•	election of our directors;

•	the amendment of our Certificate of Incorporation or By-laws;

•	the merger of our company or the sale of our assets or other corporate transaction; and

•	controlling the outcome of any other matter submitted to the stockholders for vote.

      Mr. Cinnamon’s stock ownership may discourage a potential acquirer from seeking to acquire shares of our common stock or otherwise attempting to obtain control of our company, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

          We are subject to the reporting requirements of the federal securities laws, which impose additional burdens on us.

          We are a public reporting company and, accordingly, subject to the information and reporting requirements of the Exchange Act and other federal securities laws, including compliance with the Sarbanes-Oxley Act of 2002. As a public company, we expect these new rules and regulations to increase our compliance costs in the future and to make certain activities more time consuming and costly.

          As a public company, we also expect that these new rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

          It may be time-consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act, when applicable to us. Some members of our management team have limited or no experience operating a company whose securities are traded or listed on an exchange, nor with SEC rules and requirements, including SEC reporting practices and requirements that are applicable to a publicly-traded company. We may need to recruit, hire, train and retain additional financial reporting, internal controls and other personnel in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, when applicable, we may not be able to obtain the independent accountant certifications required by the Sarbanes-Oxley Act.

          Our Certificate of Incorporation authorizes our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

          Our Board of Directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our Board of Directors also has the authority to issue preferred stock without further stockholder approval. As a result, our Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our Board of Directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

FORWARD-LOOKING STATEMENTS

          This prospectus contains “forward-looking statements.” To the extent that any statements made in this prospectus contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, without limitation, our ability to raise capital to finance our operations, the effectiveness, profitability and the marketability of our services, our ability to protect our proprietary information, general economic and business conditions, the impact of technological developments and competition, our expectations and estimates concerning future financial performance and financing plans, adverse results of any legal proceedings, the impact of current, pending or future legislation and regulation of the solar power industry, our ability to enter into acceptable relationships with one or more manufacturers for solar module components and the ability of such contract manufacturers to manufacture products or components of an acceptable quality on a cost-effective basis, the volatility of our operating results and financial condition, our ability to attract or retain qualified senior management personnel, including sales and marketing and technical personnel and other risks detailed from time to time in our filings with the SEC. We do not undertake any obligation to publicly update any forward-looking statements. As a result, you should not place undue reliance on these forward-looking statements.

     We also use market data and industry forecasts and projections throughout this prospectus, which we have obtained from market research, publicly available information and industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers’ experience in the industry, and the projected amounts may not be achieved. Similarly, although we believe that the surveys and market research others have performed are reliable, we have not independently verified this information. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services.

USE OF PROCEEDS

     The selling stockholders will receive all of the proceeds from the sale of the shares offered by them under this prospectus. We will not receive any proceeds from the sale of the shares by the selling stockholders covered by this prospectus. We will, however, receive up to $5,121,708 aggregate gross proceeds from the exercise of the warrants. Any proceeds we receive will be used for working capital and general corporate purposes.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     Our common stock has been quoted on the OTC Bulletin Board since August 31, 2006 under the symbol “AKNS.OB”. Prior to that date, there was no active market for our common stock. As of July 13, 2007, there were approximately 164 holders of record of our common stock.

     The following table sets forth the high and low bid prices for our common stock for the periods indicated, as reported by the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.

	High	Low
Fiscal 2006
Third Quarter (from August 31, 2006)	$4.45	$2.10
Fourth Quarter	$3.21	$1.95

Fiscal 2007
First Quarter	$3.07	$1.85
Second Quarter	$3.95	$2.44
Third Quarter (through July 13, 2007)	$4.44	$3.87

Dividends

     We have not declared or paid any cash dividends on our common stock and do not anticipate declaring or paying any cash dividends in the foreseeable future. We currently expect to retain future earnings, if any, for the development of our business. Dividends may be paid on our common stock only if and when declared by our board of directors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     The following discussion highlights the principal factors that have affected our financial condition and results of operations as well as our liquidity and capital resources for the periods described, and should be read in conjunction with our financial statements and related notes appearing elsewhere in this prospectus.

Company Overview

     We are a leading designer and integrator of solar power systems. We market, sell, design and install systems for residential and small commercial customers. We currently service customers in California, New York, New Jersey, Pennsylvania and Connecticut. According to data compiled by the California Energy Commission and the New Jersey Clean Energy Program, over the past three years Akeena Solar has been one of the largest national integrators of residential and small commercial solar power systems in the United States. To date, we have installed over 800 solar power systems.

     On September 29, 2006, we purchased certain solar electric energy generation customers contracts, certain fixed assets and a customer list from Jeffrey Brown d/b/a Solahart All Valley Energy Systems, a Fresno-based installer of solar energy systems, solar hot water systems and solar pool heaters (“Solahart”), and hired Mr. Brown to help expand our business in the Fresno, California area. The total assets purchased under the agreement were approximately $423,000 which consisted of customer contracts valued at approximately $109,000, fixed assets of approximately $37,000, and a customer list valued at approximately $277,000. Solahart customer deposit liabilities of approximately $51,000 were assumed by us at the time of the purchase of the customer contracts, fixed assets and the customer listing. Upon execution of the Purchase Agreement, Mr. Brown received approximately $196,000 and during January 2007, received 54,621 shares of our common stock, based upon the weighted average closing price of the shares. We will issue up to an additional 200,000 shares of our common stock to Mr. Brown upon our achieving certain revenue milestones. Mr. Brown has agreed not to compete with us with respect to photovoltaic customers and not to solicit our employees or customers in Fresno, California for 12 months after his employment with us terminates. Solahart remains as an operating entity focusing on solar water heating installations used in swimming pool and residential water heating.

     On May 3, 2007, Akeena Corp., our wholly-owned subsidiary, purchased certain customer contracts and fixed assets, and assumed certain liabilities, from Alternative Energy, Inc. (“AEI”), a California corporation, pursuant to an asset purchase agreement with AEI and its principal shareholders (the “Asset Purchase Agreement”) for $100,000 cash ($20,000 of which is payable by December 31, 2007), 100,000 shares of our common stock, and the assumption of three vehicle leases and an operating lease for AEI’s offices located in Santa Rosa, California, which expires in September 2008 and provides for monthly rent payments of approximately $2,600. Concurrent with the execution of the Asset Purchase Agreement, Akeena Corp. entered into a two-year employment agreement with Christopher Frye, as regional sales manager of its Santa Rosa, California office. The employment agreement provides for an annual base salary of $120,000, performance-based bonus compensation if certain sales goals are achieved payable in shares of our common stock, and severance payments. Mr. Frye has also agreed not to compete with us in the solar installation business for four years in Marin, Lake and Sonoma counties, and parts of Napa and Mendocino counties, in the State of California.

Results of Operations

     The following table sets forth, for the periods indicated, certain information related to our operations as a percentage of our net sales:

Year Ended December 31, 2006 as compared to Year Ended December 31, 2005

	Year Ended December 31,
	2006	%	2005	%
Net sales	$13,390,139	100.0%	$7,191,391	100.0%
Cost of sales	10,361,481	77.4%	5,595,475	77.8%
Gross profit	3,028,658	22.6%	1,595,916	22.2%
Operating Expenses
Sales and marketing	1,550,411	11.6%	547,810	7.6%
General and administrative	3,219,833	24.0%	1,034,448	14.4%
Total operating expenses	4,770,244	35.6%	1,582,258	22.0%
(Loss) income from operations	(1,741,586)	(13.0)%	13,658	0.2%
Other income (expense)
Interest income (expense), net	(67,655)	(0.5)%	(11,806)	(0.2)%
Total other income (expense)	(67,655)	(0.5)%	(11,806)	(0.2)%
(Loss) income before provision for income taxes	(1,809,241)	(13.5)%	1,852	0.0%
Provision for income taxes	—	0.0%	—	0.0%
Net (loss) income	$(1,809,241)	(13.5)%	$1,852	0.0%

     Net sales

     Net sales totaled $13.4 million for the year ended December 31, 2006, as compared to $7.2 million in 2005, or an increase of 86.2%. The increase was due to a higher volume of both residential and commercial installations for the year ended December 31, 2006 as compared to 2005. The increased volume reflects both the widening acceptance of photovoltaic technology on the consumer level, and a steadily accelerating pace of installations throughout the year ended December 31, 2006.

     Cost of sales

     Cost of sales, including all installation expenses, during the year ended December 31, 2006 was 77.4% of net sales, as compared to 77.8% in 2005. One-time large purchases were made during the last half of 2006 and the first half of 2006 yielded more favorable component pricing. Gross profit for the year ended December 31, 2006 was 22.6% of net sales, as compared to 22.2% in 2005. This slight improvement over the same period of the prior year is the result of better absorption of engineering and semi-fixed installation expenses and improved component pricing.

     Sales and marketing expenses

     Sales and marketing expenses for the year ended December 31, 2006 were 11.6% of net sales as compared to 7.6% of net sales during the same period of the prior year. Sales and marketing expenses were approximately $1.6 million for the year ended December 31, 2006 as compared to approximately $548,000 for the same period in 2005. This increase is mainly due to higher sales commissions, as well as increased advertising, public relations and internet marketing expenditures. We also added an additional 17 sales and marketing employees during 2006. These expenses were slightly offset by lower trade shows and conferences expenditures.

     General and administrative expenses

     General and administrative expenses for the year ended December 31, 2006 were 24.0% of net sales as compared to 14.4% of net sales during the same period of the prior year. General and administrative expenses increased to approximately $3.2 million in 2006 compared to approximately $1.0 million for the year ended December 31, 2005. General and administrative expenses for legal, accounting and other professional services increased approximately $999,000 due primarily to costs associated with the Merger and the additional costs incurred during 2006 as a result of being a public company. We increased our general and administrative headcount by 22 positions during 2006.

     Interest expense, net

     Interest expense, relating primarily to our Citibank (West) FSB credit facility, was approximately $68,000 for the year ended December 31, 2006. Interest expense for 2006 also includes approximately $5,000 in loan costs incurred in connection with our 2006 Credit Facility (as described under Liquidity and Capital Resources below). Interest expense was approximately $13,000 during the same period in 2005, and was offset by interest income of approximately $1,000. Prior to September of 2005, we had no credit facility aside from credit lines extended by vendors.

Three months ended March 31, 2007 as compared to three months ended March 31, 2006

	Three Months Ended March 31,
	2007	%	2006	%
Net sales	$6,292,430	100.0%	$2,490,173	100.0%
Cost of sales	4,792,864	76.2%	1,921,797	77.2%
Gross profit	1,499,566	23.8%	568,376	22.8%
Operating Expenses
Sales and marketing	768,131	12.2%	151,500	6.1%
General and administrative	1,637,861	26.0%	384,215	15.4%
Total operating expenses	2,405,992	38.2%	535,715	21.5%
(Loss) income from operations	(906,426)	(14.4)%	32,661	1.3%
Other income (expense)
Interest income (expense), net	(26,978)	(0.4)%	(13,031)	(0.5)%
Total other income (expense)	(26,978)	(0.4)%	(13,031)	(0.5)%
(Loss) income before provision for income taxes	(933,404)	(14.8)%	19,630	0.8%
Provision for income taxes	—	0.0%	—	0.0%
Net (loss) income	$(933,404)	(14.8)%	$19,630	0.8%

     Net sales

     Net sales totaled $6.3 million for the three months ended March 31, 2007, as compared to $2.5 million for the same period in 2006, or an increase of 152.7%. The increase was due to a higher volume of both residential and commercial installations for the three months ended March 31, 2007 as compared to 2006. The increased volume reflects both the widening acceptance of photovoltaic technology on the consumer level, and a steadily accelerating pace of installations throughout the three months ended March 31, 2007.

     Cost of sales

     Cost of sales, including all installation expenses, during the three months ended March 31, 2007 was 76.2% of net sales, as compared to 77.2% for the same period in 2006, in part due to more favorable component pricing during the three months ended March 31, 2007 as compared to the same period in 2006. Gross profit for the three months ended March 31, 2007 was 23.8% of net sales, as compared to 22.8% for the same period in 2006. This improvement over the same period of the prior year is the result of better absorption of engineering and semi-fixed installation expenses and improved component pricing.

     Sales and marketing expenses

     Sales and marketing expenses for the three months ended March 31, 2007 were 12.2% of net sales as compared to 6.1% of net sales during the same period of the prior year. Sales and marketing expenses were approximately $768,000 for the three months ended March 31, 2007 as compared to approximately $152,000 for the same period in 2006. This increase is mainly due to higher sales commissions and higher sales and marketing payroll and employee benefits expenses during the first quarter of 2007. We employed an additional 24 sales and marketing employees during the three months ended March 31, 2007 as compared to the prior year. In addition, we incurred increased advertising, public relations and internet marketing expenditures, as well as additional trade shows and conference expenditures during the three months ended March 31, 2007 as compared to the same period of the previous year.

     General and administrative expenses

     General and administrative expenses for the three months ended March 31, 2007 were 26.0% of net sales as compared to 15.4% of net sales during the same period of the prior year. General and administrative expenses increased to approximately $1.6 million for the three months ended March 31, 2007 compared to approximately $384,000 for the three months ended March 31, 2006. General and administrative expenses for legal, accounting and other professional services increased approximately $492,000 due primarily to costs associated with being a public company. We also employed an additional 30 general and administrative employees during the three months ended March 31, 2007 as compared to the same period of the prior year.

     Interest expense, net

     On January 29, 2007, we entered into a loan and security agreement with Comerica Bank for a $2.0 million line of credit facility (the “2007 Credit Facility”). Interest expense, relating primarily to our 2007 Credit Facility, was approximately $27,000 for the three months ended March 31, 2007. Interest expense was approximately $13,000 during the same period in 2006, which related primarily to our previous credit facility with Citibank (West) FSB.

     Income taxes

     During the three months ended March 31, 2007, there was no income tax expense or benefit for federal and state income taxes in our consolidated statements of operations due to our net loss and a valuation allowance on the resulting deferred tax asset. We did not record a provision for income taxes for the three month period ended March 31, 2006, as we were a Subchapter S corporation until June 2006, and any taxable income or loss of the S corporation is included within the stockholder’s income for federal and state income tax purposes through June 2006.

Liquidity and Capital Resources

     Prior to the Merger, we funded our operations through our credit facility with Citibank (West) FSB and cash provided by operating activities.

     In connection with the Merger, we completed the closing of a private placement of our common stock in which we sold an aggregate of 128.7 units to accredited investors (the “Private Placement”). Each unit consisted of 25,000 shares of our common stock. As a result of the Private Placement, we issued a total of 3,217,500 shares of our common stock. Some units were offered by Westminster Securities Corporation, pursuant to the terms of a placement agent agreement dated July 21, 2006. The placement agent received (i) a cash fee of $61,500 (representing 6% of the gross proceeds of the units sold by it in the Private Placement) and (ii) three-year warrants to purchase an aggregate of 61,500 shares of our common stock (representing 6% of the shares sold by it in the Private Placement) at an exercise price of $1.00 per share. We realized gross proceeds of approximately $3.2 million from the Private Placement before commissions and expenses.

     On December 19, 2006, we issued a master revolving note between us and Comerica Bank (the “Master Revolving Note”, or the “2006 Credit Facility”) to replace our previous credit facility with Citibank (West) FSB dated August 31, 2005. On January 29, 2007, we replaced the 2006 Credit Facility with the 2007 Credit Facility. Using proceeds from the 2007 Credit Facility, we satisfied all of our outstanding obligations under the Master Revolving Note resulting in the termination of the Master Revolving Note and related security agreement. The guaranty to Comerica Bank executed on December 19, 2006 by Barry Cinnamon, our President and Chief Executive Officer, in connection with the Master Revolving Note (the “Guaranty”), remains in effect with respect to our obligations under the 2007 Credit Facility.

The 2007 Credit Facility is evidenced by a loan and security agreement with Comerica Bank, entered into on January 29, 2007 and amended on June 26, 2007 (the “Security Agreement”). Borrowings under the 2007 Credit Facility bear interest at prime minus 0.5%, payable on the first of each month. The 2007 Credit Facility matures on August 1, 2008, at which time all outstanding amounts will become due and payable. The Security Agreement grants Comerica Bank a first priority security interest in all of our assets, now owned or later acquired, to secure timely repayment of the 2007 Credit Facility. As of March 31, 2007, approximately $100,000 was outstanding under the 2007 Credit Facility. In addition, a $250,000 letter of credit was outstanding under the 2007 Credit Facility, which is the maximum letter of credit amount permitted. Interest on the outstanding balance under the 2007 Credit Facility was calculated based on Prime plus 0.5% (8.75%) at March 31, 2007.

On March 8, 2007, we closed a private placement offering to accredited investors (the “March 2007 Private Placement”) in which we realized gross proceeds of approximately $4.1 million, before commissions and expenses. In connection with the March 2007 Private Placement closing, we issued to investors an aggregate of 2,062,304 shares of common stock and (i) three-year warrants to purchase 206,230 shares of common stock with an exercise price of $2.75 per share, and (ii) three-year warrants to purchase 206,230 shares of common stock with an exercise price of $3.00 per share. Empire Financial Group, Inc. acted as placement agent with respect to the offering and received (i) a cash fee of $124,250 and (ii) a three-year warrant to purchase 53,250 shares of common stock at an exercise price of $2.75 per share. The Westly Group acted as a finder with respect to the offering and received (i) a cash fee of $35,000 and (ii) a three-year warrant to purchase 15,000 shares of common stock at an exercise price of $2.75 per share. Westminster Securities Corporation also received a finders fee of $21,000 and a three-year warrant to purchase 11,726 shares of common stock at an exercise price of $1.97 per share. On April 6, 2007 we filed a registration statement with the SEC covering the shares of common stock issued in the March 2007 Private Placement and the shares of common stock issuable upon exercise of the warrants issued in the March 2007 Private Placement. Such registration statement became effective on April 16, 2007. If such registration statement ceases for any reason to remain continuously effective for up to two years, or if the holders of the securities covered by the registration statement are otherwise not permitted to utilize the prospectus included in the registration statement to resell any securities covered by the registration statement for more than 15 consecutive calendar days or more than 20 calendar days during any 12-month period (which need not to be consecutive calendar days), then each investor in the March 2007 Private Placement will be entitled to liquidated damages equal to 1% of the aggregate subscription amount paid by that investor in the March 2007 Private Placement, and an additional 1% for each month of delinquency. In no event, however, will liquidated damages exceed 9% of the gross proceeds of the March 2007 Private Placement.

On June 4, 2007, we closed a private placement offering to accredited investors (the “June 2007 Private Placement”) in which we realized gross proceeds of approximately $12.6 million, before commissions and expenses. In connection with the closing of the June 2007 Private Placement, we issued to investors an aggregate of 4,567,270 shares of common stock and three-year warrants to purchase 913,455 shares of common stock with an exercise price of $3.95 per share. Empire Financial Group, Inc. acted as placement agent with respect to the June 2007 Private Placement and received (i) a cash fee of $633,850 and (ii) a three-year warrant to purchase 376,800 shares of common stock at an exercise price of $3.95 per share. Westminster Securities Corporation also received a finder’s fee of $21,000 and a three-year warrant to purchase 9,164 shares of common stock at an exercise price of $2.75 per share. We have agreed to file a registration statement with the SEC covering the shares of common stock sold in the June 2007 Private Placement and shares of common stock underlying the warrants issued in the June 2007 Private Placement and to have such registration statement declared effective no later than 90 days from the closing of the June 2007 Private Placement. This prospectus is part of such registration statement. If we fail to timely cause the registration statement to be declared effective by the required date, or if, after the date the registration statement becomes effective, such registration statement ceases for any reason to remain continuously effective for up to two years, or the holders of the securities covered by the registration statement are otherwise not permitted to utilize the prospectus included in the registration statement to resell any securities covered by the registration statement for more than 15 consecutive calendar days or more than 20 calendar days during any 12-month period (which need not to be consecutive calendar days), then each investor in the June 2007 Private Placement will be entitled to liquidated damages equal to 1% of the aggregate subscription amount paid by that investor in the June 2007 Private Placement, and an additional 1% for each month of delinquency. In no event, however, will liquidated damages exceed 9% of the gross proceeds of the June 2007 Private Placement.

     Our primary capital requirement is to fund purchases of solar panels and inverters. Significant sources of liquidity are cash on hand, cash flows from operating activities, working capital, borrowings from our revolving line of credit and equity proceeds raised. As of March 31, 2007 we had approximately $376,000 in cash on hand and $1.7 million additional borrowing capacity available under our 2007 Credit Facility.

     Cash flows used in operating activities were $(4.0) million and $(231,000) for the three months ended March 31, 2007 and 2006, respectively. Large purchases of solar panel inventory occurred during the first three months of 2007 in preparation for installation on various residential and commercial jobs, in addition to an increase in our overall accounts receivable balances. Similarly, accounts payable rose in response to the increase in inventory purchases as a result of the increase in overall revenue levels. We believe a high level of inventory is a significant benefit in our industry. Panels may be difficult to procure and are generally immediately fungible.

     Cash flows used in investing activities were $(94,000) and $0, respectively, for the three months ended March 31, 2007 and 2006. During the three months ended March 31, 2007, we acquired vehicles, office equipment, furniture and other fixed assets primarily for our most recently added Fresno, Orange County and Bakersfield office locations.

     Cash flows provided by (used in) financing activities were $3.4 million and $(16,000), respectively, for the three months ended March 31, 2007 and 2006. During the three months ended March 31, 2007, we raised proceeds of $4.1 million, before cash paid for placement agent fees and registration fees of $(268,000), from the issuance of our common stock under a private placement. In addition, we paid $(400,000) down on our line of credit under the 2007 Credit Facility during the three months ended March 31, 2007.

Contractual obligations as of March 31, 2007

	Payments Due
Obligation	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
Operating leases	$1,008,173	$303,578	$634,885	$69,710	$—
Capital leases	51,946	12,498	36,867	2,581	—

	$1,060,119	$316,076	$671,752	$72,291	$—

Application of critical accounting policies and estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires estimates and assumptions that affect the reporting of assets, liabilities, sales and expenses, and the disclosure of contingent assets and liabilities. Note 2 to our consolidated financial statements for the years ending December 31, 2006 and 2005 as filed in this prospectus provides a summary of our significant accounting policies, which are all in accordance with generally accepted accounting principles in the United States. Certain of our accounting policies are critical to understanding our consolidated financial statements, because their application requires management to make assumptions about future results and depends to a large extent on management’s judgment, because past results have fluctuated and are expected to continue to do so in the future.

     We believe that the application of the accounting policies described in the following paragraphs is highly dependent on critical estimates and assumptions that are inherently uncertain and highly susceptible to change. For all these policies, we caution that future events rarely develop exactly as estimated, and the best estimates routinely require adjustment. On an ongoing basis, we evaluate our estimates and assumptions, including those discussed below.

     Revenue recognition. Revenue from sales of products is recognized when: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the sale price is fixed or determinable, and (4) collection of the related receivable is reasonably assured. We recognize revenue upon completion of a system installation.

     Long-lived assets. We periodically review our property and equipment and identifiable intangible assets for possible impairment whenever facts and circumstances indicate that the carrying amount may not be fully recoverable. Assumptions and estimates used in the evaluation of impairment may affect the carrying value of long-lived assets, which could result in impairment charges in future periods. Significant assumptions and estimates include the projected cash flows based upon estimated revenue and expense growth rates and the discount rate applied to expected cash flows. In addition, our depreciation and amortization policies reflect judgments on the estimated useful lives of assets.

Seasonality

     Our quarterly installation and operating results may vary significantly from quarter to quarter as a result of seasonal changes in state or federal subsidies as well as weather. Historically, sales are highest during the third and fourth quarters as a result of more favorable weather conditions.

BUSINESS

Overview

          We are a designer and integrator of solar power systems. We market, sell, design and install systems for residential and small commercial customers, sourcing components (such as solar modules and inverters) from manufacturers such as Sharp, Kyocera, SunPower and Fronius. We currently serve customers in California, New York, New Jersey, Pennsylvania and Connecticut. According to data compiled by the California Energy Commission and the New Jersey Clean Energy Program, over the past three years we have been one of the largest national integrators of residential and small commercial solar electric power systems in the United States. We are a member of the Solar Energy Industry Association, the California Solar Energy Industries Association, the Northern California Solar Energy Association, the Independent Power Providers, the Solar Energy Business Association of New England, and the New York Solar Energy Industries Association. To date, we have installed over 800 solar power systems and since the commencement of our operations in 2001, our sales have steadily grown to approximately $7.2 million in 2005, $13.4 million in 2006 and $6.3 million in the first quarter of  2007.

          Our corporate headquarters are located at 16005 Los Gatos Boulevard, Los Gatos, California 95032. In addition, we maintain installation offices at our Los Gatos facility and at our Fresno (Clovis), Orange County, Bakersfield, Manteca and Santa Rosa, California, offices, as well as at our Fairfield, New Jersey office. Our telephone number is (408) 395-7774.

Strategy

          Our philosophy is simple: “we believe that producing clean electricity directly from the sun is the right thing to do for our environment and economy.” Since our founding, we have concentrated on serving the solar power needs of residential and small commercial customers tied to the electric power grid.

          The solar power industry is at an early stage of its growth and is highly fragmented with many smaller companies. The prospects for long-term worldwide demand for solar power have attracted many new solar module manufacturers, as well as a multitude of design/integration companies in our market segment. We expect the manufacturing segment of the industry to consolidate when and if the current silicon shortage mitigates and more solar module manufacturing capacity comes online. We also expect there to be consolidation in the design/integration segment of the industry based mostly on branding, development of new technology and business process improvements.

          Accordingly, our growth strategy primarily includes:

•	Developing and commercializing our proprietary solar module technology optimized for the residential and small commercial markets.

•	Reducing installation costs and improving the aesthetics of solar systems compared to standard, commercially available solar equipment.

•	Promoting and enhancing the Akeena Solar brand name and reputation.

•	Developing and utilizing a process-driven approach to sell and install our solar power systems in diverse geographic markets.

          Based on our experience as a solar power designer and integrator over the past six years, we believe we understand certain areas in which costs for installations can be significantly reduced. We have developed a “plug and play” solar module that requires 50% less rooftop labor and 70% fewer parts to install, and we believe offers superior aesthetics. We anticipate this module technology will reduce the total installed system price by approximately 5%-10%. We have applied for U.S. and international patents for this solar module technology.

          We believe the approximately $12.6 million of proceeds (before commissions and expenses) from our June 2007 Private Placement, together with the proceeds from our March 2007 Private Placement, will enhance our ability to purchase equipment on favorable terms from international manufacturers, accelerating our introduction of this module technology to our customers. We also believe that being a public company will improve our ability to grow both internally and by means of expansions, enhance our reputation in the minds of customers and enhance our ability to attract and retain experienced management.

Industry

          Electric power is used to operate businesses and industries, provides the power needed for homes and offices, and provides the power for our communications, entertainment, transportation and medical needs. As our energy supply and distribution mix changes, electricity is likely to be used more for local transportation (electric vehicles) and space/water heating needs. According the Edison Electric Institute, the electric power industry in the U.S. is over $218 billion in size, and will continue to grow with our economy.

          According to the U.S. Department of Energy (DOE), electricity is currently generated from the following: coal — 51%, nuclear — 21%, gas — 16%, hydro — 6%, and oil — 3%, with renewable energy contributing 3%. “Renewable Energy” typically refers to non-traditional energy sources, including solar energy. Due to continuously increasing energy demands, we believe the electric power industry faces the following challenges:

•
Limited Energy Supplies. The primary fuels that have supplied this industry, fossil fuels in the form of oil, coal and natural gas, are limited. Worldwide demand is increasing at a time that industry experts have concluded that supply is limited. Therefore, the increased demand will probably result in increased prices, making it more likely that long-term average costs for electricity will continue to increase.

•
Generation, Transmission and Distribution Infrastructure Costs. Historically, electricity has been generated in centralized power plants transmitted over high voltage lines, and distributed locally through lower voltage transmission lines and transformer equipment. As electricity needs increase, these systems will need to be expanded. Without further investments in this infrastructure, the likelihood of power shortages (“brownouts” and “blackouts”) may increase.

•
Stability of Suppliers. Since many of the major countries who supply fossil fuel are located in unstable regions of the world, purchasing oil and natural gas from these countries may increase the risk of supply shortages and cost increases.

•
Environmental Concerns and Climate Change. Concerns about global warming and greenhouse gas emissions has resulted in the Kyoto Protocol with various states enacting stricter emissions control laws and utilities in several states being required to comply with Renewable Portfolio Standards, which require the purchase of a certain amount of power from renewable sources.

          Solar energy is the underlying energy source for renewable fuel sources, including biomass fuels and hydroelectric energy. By extracting energy directly from the sun and converting it into an immediately usable form, either as heat or electricity, intermediate steps are eliminated. We believe, in this sense, solar energy is one of the most direct and unlimited energy sources.

          Solar energy can be converted into usable forms of energy either through the photovoltaic effect (generating electricity from photons) or by generating heat (solar thermal energy). Solar thermal systems include traditional domestic hot water collectors (DHW), swimming pool collectors, and high temperature thermal collectors (used to generate electricity in central generating systems). DHW thermal systems are typically distributed on rooftops so that they generate heat for the building on which they are situated. High temperature thermal collectors typically use concentrating mirror systems and are typically located in remote sites.

          According to SolarBuzz, a research and consulting firm, the global solar power market, as defined by solar power system installations, had an estimated $10.0 billion in revenue in 2005 and is expected to grow to an estimated $19.0 billion by 2010. According to Solarbuzz, the residential and small commercial market segments represent approximately 65% of the U.S. market and are expected to continue to do so through 2010.

Anatomy of a Solar Power System

          Solar power systems convert the energy in sunlight directly into electrical energy within solar cells based on the photovoltaic effect. Multiple solar cells, which produce DC power, are electrically interconnected into solar modules. A typical 180 watt solar module may have 72 individual solar cells. Multiple solar modules (also referred to as solar panels) are electrically wired together. The number of solar modules installed on a building are generally selected to meet that building’s annual electrical usage, or selected to fill available unshaded roof or ground space. Solar modules are electrically wired to an inverter, which converts the power from DC to AC and interconnects with the utility grid. The following diagram schematically shows a typical solar power system:

     Solar Electric Cells. Solar electric cells convert light energy into electricity at the atomic level. The conversion efficiency of a solar electric cell is defined as the ratio of the sunlight energy that hits the cell divided by the electrical energy that is produced by the cell. By improving this efficiency, we believe solar electric energy becomes competitive with fossil fuel sources. The earliest solar electric devices converted about 1%-2% of sunlight energy into electric energy. Current solar electric devices convert 5%-25% of light energy into electric energy (the overall efficiency for solar modules is lower than solar cells because of the module frame and gaps between solar cells), and current mass produced panel systems are substantially less expensive than earlier systems. Effort is the industry is currently being directed towards the development of new solar cell technology to reduce per watt costs and increase area efficiencies.

     Solar Modules. Solar electric modules are composed of multiple solar cells, along with the necessary internal wiring, aluminum and glass framework, and external electrical connections. Although modules are usually installed on top of a roof or on an external structure, certain designs include the solar electric cells as part of traditional building materials, such as shingles and rolled out roofing. Solar electric cells integrated with traditional shingles is usually most compatible with masonry roofs and, while it may offset costs for other building materials and be aesthetically appealing, it is generally more expensive than traditional modules.

     Inverters. Inverters convert the DC power from solar modules to the AC power used in buildings. Grid-tie inverters synchronize to utility voltage and frequency and only operate when utility power is stable (in the case of a power failure these grid-tie inverters shut down to safeguard utility personnel from possible harm during repairs). Inverters also operate to maximize the power extracted from the solar modules, regulating the voltage and current output of the solar array based on sun intensity.

     Monitoring. There are two basic approaches to access information on the performance of a solar power system. We believe that the most accurate and reliable approach is to collect the solar power performance data locally from the inverter with a hard-wired connection and then transmit that data via the internet to a centralized database. Data on the performance of a system can then be accessed from any device with a web browser, including personal computers and cell phones. As an alternative to web-based remote monitoring, most commercial inverters have a digital display on the inverter itself that shows performance data and can also display this data on a nearby personal computer with a hard-wired connection.

     Net Metering. The owner of a grid-connected solar electric system may not only buy, but may also sell, electricity each month. This is because electricity generated by the solar electric system can be used on-site or fed through a meter into the utility grid. Utilities are required to buy power from owners of solar electric systems (and other independent producers of electricity) under the Public Utilities Regulatory Policy Act of 1978 (PURPA). California’s net metering law provides that all utilities must allow customers with solar electric systems rated up to 1.5 megawatts (“ mW”) to interconnect with the local utility grid and receive retail value for the electricity produced. When a home or business requires more electricity than the solar power array is generating (for example, in the evening), the need is automatically met by power from the utility grid. When a home or business requires less electricity than the solar electric system is generating, the excess is fed (or sold) back to the utility and the electric meter actually spins backwards. Used this way, the utility serves as a backup to the solar electric similar to the way in which batteries serve as a backup in stand-alone systems.

Solar Power Benefits

          The direct conversion of light into energy offers the following benefits compared to conventional energy sources:

•
Economic— Once a solar power system is installed, the cost of generating electricity is fixed over the lifespan of the system. There are no risks that fuel prices will escalate or fuel shortages will develop. In addition, cash paybacks for systems range from 5 to 25 years, depending on the level of state and federal incentives, electric rates, annualized sun intensity and installation costs. Solar power systems at customer sites generally qualify for net metering to offset a customer’s highest electric rate tiers, at the retail, as opposed to the wholesale, electric rate.

•
Convenience— Solar power systems can be installed on a wide range of sites, including small residential roofs, the ground, covered parking structures and large industrial buildings. Solar power systems also have few, if any, moving parts and are generally guaranteed to operate for 25 years resulting, we believe, in low maintenance and operating costs and reliability compared to other forms of power generation.

•
Environmental— We believe solar power systems are one of the most environmentally friendly way of generating electricity. There are no harmful greenhouse gas emissions, no wasted water, no noise, no waste generation and no particulates. Such benefits continue for the life of the system.

•
Security— Producing solar power improves energy security both on an international level (by reducing fossil energy purchases from hostile countries) and a local level (by reducing power strains on local electrical transmission and distribution systems).

•
Infrastructure— Solar power systems can be installed at the site where the power is to be used, thereby reducing electrical transmission and distribution costs. Solar power systems installed and operating at customer sites may also save the cost of construction of additional energy infrastructure including power plants, transmission lines, distribution systems and operating costs.

          We believe escalating fuel costs, environmental concerns and energy security make it likely that the demand for solar power systems will continue to grow. The federal government, and several states (primarily California and New Jersey), have put a variety of incentive programs in place that directly spur the installation of grid-tied solar power systems, so that customers will “purchase” their own power generating system rather than “renting” power from a local utility. These programs include:

•
Rebates— to customers (or to installers) to reduce the initial cost of the solar power system, generally based on the size of the system. California, New Jersey, New York, Connecticut and other states have rebates that can substantially reduce initial costs.

•
Tax Credits— federal and state income tax offsets, directly reducing ordinary income tax. New York and California currently offer state tax credits. There is currently a 10% federal tax credit up to $2,000 for residential systems, and a 30% federal tax credit (with no cap) for business systems. There is currently a proposed increase in the federal tax credit for residential systems to $2,000 per kw (a typical residential system is about 5 kw).

•	Accelerated Depreciation— solar power systems installed for businesses (including applicable home offices) are generally eligible for accelerated depreciation.

•	Net Metering— provides a full retail credit for energy generated.

•	Feed-in Tariffs— are additional credits to consumers based on how much energy their solar power system generates.

•	Renewable Portfolio Standards— require utilities to deliver a certain percentage of power generated from renewable energy sources.

•	Renewable Energy Credits (RECs)— are additional credits provided to customers based on the amount of renewable energy they produce.

•
Solar Rights Acts— state laws to prevent unreasonable restrictions on solar power systems. California’s Solar Rights Act has been updated several times in past years to make it easier for customers of all types and in all locations to install a solar power system.

          According to PV News, California and New Jersey currently account for 90% of the U.S. residential market. We believe this is largely attributable to the fact that they currently have the most attractive incentive programs. The California Solar Initiative provides $3.2 billion of incentives toward solar development over 11 years. In addition, recently approved regulations in New Jersey require solar photovoltaic power to provide 2% of New Jersey’s electricity needs by 2020, requiring the installation of 1,500 megawatts of solar electric power. According to DSIRE (the Database of State Incentives for Renewable Energy) at least 18 other states also have incentive programs. We expect that such programs, as well as Federal tax rebates and other incentives, will continue to drive growth in the solar power market for the near future.

Challenges Facing The Solar Power Industry

          We believe the solar power industry faces three key challenges:

•
Improve Customer Economics— In most cases, the cost to customers for electricity produced by a solar power system is comparable to conventional, utility-generated power. We believe lower equipment (primarily solar modules) and installation costs would reduce the total cost of a system and increase the potential market for solar power.

•
Increase Systems Efficiency— In many residential and commercial applications, available roof space is insufficient at current average solar module efficiencies to generate all of a building’s needs. Manufacturing solar modules that have higher efficiencies (more watts per square foot) will allow design/integration companies to install higher capacity systems that we believe would generally be more cost effective.

•
Improve Aesthetics— We believe that customers prefer solar modules that blend into existing roof surfaces with fewer shiny parts, mounted closely to the roof surface and have more of a “skylight” appearance than the traditional rooftop metal framed solar modules raised off the roof.

Competition

          The solar power design and integration industry is in its early stages of development and is highly fragmented, consisting of many small privately-held companies with limited operating histories and information available to us. We believe our major competitors in the California market include, REC Solar,  SPG&E (formerly SunPower and Geothermal), ReGrid, Borrego and Solar City. Several companies have expanded their market share in the California market by opening multiple offices within the state. Rather than expand within California, we decided in 2003 to expand into New Jersey. We believe our major competitors in the New Jersey market include: Trinity Heating and Air, NJ Solar Power, The Solar Center, Energy Enterprises, 1st Light Energy, GeoGenix, SunFarm, and Advanced Solar Products. We believe our major national competitors include Renewable Energy Concepts, Suntechnics and PowerLight.

          We believe the principal competitive factors in the solar power services industry include:

•	responsiveness to customer needs;

•	availability of technical personnel;

•	availability and prices of system components;

•	speed of system design and installation;

•	quality of service;

•	price;

•	project management capabilities;

•	technical expertise;

•	company reputation; and

•	installation technology

          We believe that our competitive advantages as a national designer and integrator of solar power systems include:

•	Reduced System Installation Costs. Our proprietary module technology enables us to simplify and reduce the cost of installation.

•
Brand Recognition. According to a Solar Electric Dealer study conducted in 2004, we ranked as the best known installation brand in northern California. In addition, we now conduct sales, marketing and installation activities in several geographic locations, which we believe will strengthen our brand recognition.

•
Customer Convenience. We offer customers a single point of contact for their system design and engineering, permit and rebate approval, utility hookup and maintenance needs. We believe that our ability to offer such “one-stop shopping” simplifies the purchasing process and saves customers time and money and helps ensure a reliable, worry-free system.

•
Experienced Management Team. Our management has been involved in solar power development since the 1970s and has been in the solar power industry since its infancy. We believe this experience enables us to anticipate trends and identify superior products and technologies for our customers.

Our Services and Products

          A solar power system generally includes companies specializing in the following:

•
Silicon Refiners— companies that produce refined silicon, a material that has historically been used as the primary ingredient for solar panels. In light of the current shortage of silicon, it is possible that other materials may be used as the primary ingredient in the future.

•	Wafer and Cell Manufacturers— companies that manufacture the electricity generating solar cells.

•	Module Manufacturers— companies that assemble solar cells into solar modules, generally laminating the cells between glass and plastic film, and attaching the wires and module frame.

•	Distributors— companies that purchase from manufacturers and resell to designers/ integrators and other equipment resellers.

•	Designer/Integrator— companies that sell products to end user customers.

We are active in the solar power industry as a designer and integrator.

Solar Power System Design and Installation

     We provide marketing, sales, design, construction, installation, maintenance, support and related solar power system services to residential and small commercial customers in the United States in locations in which the economics are favorable to solar power. We provide our customers with a single point of contact for their system design, engineering work, building permit, rebate approval, utility hookup and subsequent maintenance. We use our own crews or contractors, and perform engineering and design work with in-house staff and outside engineering firms. Although we concentrate on solar power systems, we occasionally work on solar thermal or solar pool systems as an accommodation to special customers (this non-solar power work is generally subcontracted).

     We concentrate on the design and integration of grid-tied solar power systems. These systems are electrically connected to the utility grid so that excess energy produced during the day flows backwards through the utility’s electric meter, actually running the electric meter backwards. The meter will run backwards when the power produced by the solar system is greater than the power needs of the building. During the evenings or on cloudy days, energy is drawn from the grid normally and the meter runs forwards. Most utilities serving the areas in which we install systems allow for “net metering.” Customers on net metering only pay for the net amount of energy they consume during the year, essentially getting full retail credit for the energy they transmit back onto the utility grid during the day. We typically do not install off-grid systems (systems in which there is no utility service, such as a remote cabin), nor do we typically install battery backup systems or solar thermal systems.

Proprietary Solar Module Technology

     Based on our experience as a solar power designer and integrator over the past six years, we believe we understand certain areas in which costs for installations can be significantly reduced. We have developed a “plug and play” solar module that requires 50% less rooftop labor and 70% fewer parts to install, and we believe offers superior aesthetics. We anticipate this module technology will reduce the total installed system price by approximately 5%-10%. We have applied for U.S. and international patents for this solar module technology.

     Installation costs for a solar power system are generally proportional to the area of modules installed. Thin film and amorphous solar cell technologies, although less expensive on a cost per watt basis, are generally less efficient (producing fewer watts per square foot) and more expensive to install. Therefore, we believe that our module technology becomes even more useful for the new generation of less expensive but lower efficiency solar modules. Our module technology is generally applicable to all framed rooftop solar cell technologies, including silicon, amorphous, thin film and concentrators.

Customers

     Our current residential customers are generally highly educated, high-income professionals who are concerned about the environment and also have the disposable income to install a solar power system. We have installed solar power systems in some of the most affluent counties in the San Francisco Bay Area and New Jersey. Installation sizes range from 1.5 kW up to 35 kW. Average residential size systems are approximately 5 kW.

     Our current commercial customers are schools, affordable housing and owner occupied businesses, including wineries and small commercial offices in the San Francisco Bay Area. We have or are in the process of installing commercial systems ranging in size from 10 kW to 125 kW.

Suppliers

     The components used in our systems are purchased from a limited number of manufacturers. Sharp, Kyocera and SunPower account for over 90% of our purchases of photovoltaic modules. We do not manufacture any of the major components used in our solar installations. We are subject to market prices fluctuations for the components that we purchase for our installations.

Sales and Marketing

     Our sales and marketing program incorporates a mix of print, web and radio advertisements as well as participation in industry trade shows and individual consultations with prospective customers. In addition, we rely heavily on the skill of our sales team. Our residential sales staff are trained to design a system that best meets a customer’s needs, taking into account the unique installation and economic requirements for each location. Our commercial sales people take a more consultative, long-term selling approach to meet the varying needs of larger customers. Our sales process typically includes, a determination that a potential customer’s site has the required exposure for solar power, a site visit and a survey with our proprietary software that analyzes current utility rate options, current electric rates, system performance, tax rate scenarios, equipment costs, installation costs, incentives and other factors applicable to a specific customer’s circumstances.

     We provide a five-year warranty on the installation of a system and all equipment and incidental supplies other than solar panels and inverters, which are covered under the manufacturer’s warranty (generally 25 years and 10 years, respectively).

     We regularly evaluate the effectiveness of our sales team and marketing efforts using sales management software and make tactical marketing and sales changes as indicated to achieve and maintain cost effectiveness. Solar system design work is facilitated by our proprietary software which provides certain controls on price, margins, performance estimates, financial analyses and contract terms so that we can standardize our product offerings while still customizing a system for each application.

Intellectual Property

     “Plug and Play” Solar Module

     We have applied for patent protection for our integrated solar module technology. Our application is currently pending with the United States Patent and Trademark Office.

     Trademarks

     We have registered the trademark “Akeena” with the United States Patent and Trademark Office for providing technical information via a global computer network in the field of renewable energy systems. We have applied for trademark protection for the phrase, “Run Your Electric Meter Backwards,” which we have used in conjunction with our logo since we established our business. Our application is currently pending with the United States Patent and Trademark Office.

     Proprietary Design Software

     We have developed solar design proprietary software to perform the necessary site survey, initial design work, system performance, financial analysis, report generation and contract preparation required for installation of a solar power system in a single visit, for most residential customers. This software analyzes current utility rate options, current electric rates, system performance, tax rate scenarios, equipment costs, installation costs, incentives and other factors applicable to a specific customer’s circumstances. By using this software, we are able to standardize our product offerings, improve consistency in our project pricing, improve accuracy and consistency in cost estimates, and differentiate our customer presentations from that of our competitors.

Employees

     As of July 13, 2007, Akeena Solar has 165 employees: 59 full-time installers, 1 part-time installer, 48 full-time sales and marketing personnel, 2 part-time sales and marketing personnel, 7 full-time finance personnel, 11 full-time administrative employees, 1 part-time administration employee, 3 research and development employees, 32 full-time operations employees and 1 part-time operations employee.

Property

     Our offices are located in Los Gatos, Fresno (Clovis), Orange County, Bakersfield, Manteca and Santa Rosa, California, as well as Fairfield, New Jersey. We maintain installation offices at all of our California offices and at our Fairfield, New Jersey office. Until July 2007 when the current lease expires, we lease approximately 3,415 square feet of office space at 605 University Avenue in Los Gatos, California, at a monthly cost of $5,123. Such lease will not be renewed after expiration. On June 21, 2007, we relocated to 16005 Los Gatos Boulevard, Los Gatos, California where we lease approximately 27,000 square feet at a monthly cost of $30,000. Such lease expires in November  2009. In Fresno, we lease approximately 10,300 square feet at a monthly cost of $5,831, which lease expires in February 2012. In Orange County, we rent approximately 2,400 square feet at a monthly cost of $1,999, which lease expires in December 2008. In Bakersfield, we lease approximately 1,500 square feet at a monthly cost of $2,475, which lease expires in March 2010. In Manteca, we lease approximately 3,070 square feet at a monthly cost of $4,083, which lease expires in May 2010. In  Santa Rosa, we lease approximately 2,896 square feet at a monthly cost of $2,600, which lease expires in September 2008. Our lease in Fairfield is for approximately 3,000 square feet at a monthly cost of $1,965 and is on a month-to-month basis. We believe our current facilities are adequate for our immediate and near-term needs. Additional space may be required as we expand our activities. We do not currently foresee any significant difficulties in obtaining any required additional facilities.

Legal Proceedings

     We are not presently a party to any pending litigation nor, to the knowledge of our management, is any litigation threatened against us.

DIRECTORS AND EXECUTIVE OFFICERS

          The following sets forth the names, ages and positions of our current directors and executive officers. All directors hold office for one-year terms until the election and qualification of their successors. Our officers and directors were appointed in August 2006 and in July 2007. Officers are elected annually by the board of directors and serve at the discretion of the board.

Name	Age	Position
Barry Cinnamon	49	President, Chief Executive Officer, Secretary, Treasurer and Director
David Wallace	53	Chief Financial Officer
Edward Roffman	57	Director
George Lauro	48	Director
Jon Witkin	53	Director

Barry Cinnamon, President, Chief Executive Officer, Secretary, Treasurer and Director. Our founder, Barry Cinnamon, is a long-time advocate of solar energy and widely recognized solar energy expert. He started his career in solar energy in the late 1970s as a researcher into new flat plate and concentrating collector designs at the Massachusetts Institute of Technology (MIT). During the late 1970s and early 1980s, Mr. Cinnamon designed and installed active solar, passive solar and ground coupled heat pump systems. Mr. Cinnamon’s work in solar energy computer modeling led him into the software industry, where he served as Chief Executive Officer of Software Publishing Corporation, and founded Allegro New Media, a multimedia software publisher, which he led to an IPO in 1995. Mr. Cinnamon earned a BS Degree in Mechanical Engineering from MIT and a MBA degree in Marketing from Wharton School of the University of Pennsylvania. Mr. Cinnamon is a NABCEP-Certified Solar Installer, a licensed California C-46 Solar Contractor and an active member of the Silicon Valley Leadership Group. In December 2005, Mr. Cinnamon was elected President of the California Solar Energy Industries Association, the largest state solar organization in the country.

David “Lad” Wallace, Chief Financial Officer. David “Lad” Wallace was a part-time consulting Chief Financial Officer for us from January 2005 to February 2006, at which time Mr. Wallace left to become the Controller of the Santa Cruz Sentinel, a newspaper publishing company. Mr. Wallace returned in August 2006 to become our full-time Chief Financial Officer. Mr. Wallace has an extensive history as senior financial manager in a number of industries, including micro-electronics manufacturing, winery, liquor and soft drink production, bottling and distribution, oil refining, sporting goods and clothing manufacturing. Mr. Wallace has broad experience in development of financial systems, from creation of accounting systems to detailed financial reporting, and has helped develop Sarbanes Oxley and ISO 900X procedures. Prior to joining us full-time, Mr. Wallace had been an independent financial management consultant since 2004. Prior to that, he was Chief Financial Officer of Bonny Doon Winery form 2002 to 2004. Prior to that, Mr. Wallace held contract positions as consulting CFO to Golden Vineyards LLC and as Business Development Consultant to Emcresal, a Spanish company, from 2000 to 2002. From 1997 to 2000, Mr. Wallace was Business Manager subcontracting to Jacobs Engineering. Mr. Wallace earned a B.A. from Linfield College and an MBA (International) from the Monterey Institute of International Studies.

Edward Roffman, Director. Edward Roffman joined our company as a director in September 2006 after serving as Chief Financial Officer of Red Mile Entertainment, Inc. from January 2005 until April 2006 and at Fluent Entertainment, Inc. from February 2003 to December 2004. Both companies are consumer software developers and publishers. Mr. Roffman has also been a principal of Creekside, LLC, a consulting firm which specializes in the software, internet and consumer products industries. From August 1995 to January 1999, Mr. Roffman served as Chief Financial Officer and Chief Operating Officer at Palladium Interactive, Inc., a consumer software company. Mr. Roffman is a CPA with over 25 years’ experience in accounting and finance. Mr. Roffman earned his BBA in accounting from Temple University.

George Lauro, Director. George Lauro joined our company as a director in July 2007. Mr. Lauro has been a senior partner at Alteon Capital Partners since January 2007, a Silicon Valley firm that provides direct venture investment and advisory services to private companies in the semiconductors, nanotech and photonics sectors. From May 2006 to January 2007, Mr. Lauro was Managing Director at Techfarm Ventures, a Silicon Valley venture capital firm with approximately $250 million under management. Mr. Lauro was also Managing Director at Wasserstein Venture Capital from May 1999 to May 2005 and was one of two partners managing over $300 million across two venture funds.  Before joining Wasserstein, Mr. Lauro was Director of Rapid Commercialization at IBM Headquarters from September 1995 to May 1999. At Motorola (NASDAQ: MOT), Mr. Lauro conceived the world's first consumer handheld Global Positioning Product (Traxar GPS), invented new classes of transponders, and launched Motorola's businesses in these spaces.  Mr. Lauro completed a Bachelors degree in Electrical Engineering from Brown University, a Master of Business Administration from Wharton, and graduate work in Astronautics at MIT. Mr. Lauro currently serves as a Director on ChipX and Pinyon Technologies.

Jon Witkin, Director. Jon Witkin joined our company as a director in July 2007. Mr. Witkin is a co-owner of Western States Glass, one of the largest independent flat glass distributors in Northern California, which he co-founded in 1991.  Mr. Witkin oversees Western States Glass' operations, including its fleet of delivery vehicles and remote offices throughout California. Prior to founding Western States Glass, Mr. Witkin was a Partner at Bay Mirror and an Area Sales Manager at ACI Glass Distribution (“ACI”). Mr. Witkin also served in various sales and management roles at the Havlin Witkin Corporation, which was sold to ACI. Mr. Witkin earned a Bachelors of Science degree in 1976 from the University of Utah.

          There are no family relationships between any of our directors and executive officers.

Board Committees

The Company’s board of directors recently established standing committees consisting of an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each member of our committees is "independent" as such term is defined under the federal securities laws and the rules of the Nasdaq Stock Market.

          Audit Committee. On July 18, 2007, Mr. Lauro and Mr. Witkin were appointed to serve on our audit committee, along with existing board member Edward Roffman. The audit committee’s duties are to recommend to our board of directors the engagement of independent auditors to audit our financial statements and to review our accounting and auditing principles. The audit committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. The audit committee is composed exclusively of directors who are, in the opinion of our board of directors, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles. Edward Roffman is a qualified financial expert as defined in Item 407(d)(5)(ii) of Regulation S-B and serves as chairman of the audit committee.

          Compensation Committee. We recently established a compensation committee of the board of directors. On July 18, 2007, Mr. Lauro and Mr. Witkin were appointed to serve on our compensation committee. The compensation committee reviews and approves our salary and benefits policies, including compensation of executive officers. The compensation committee recommends and approves grants of stock and stock options under our stock plans.

Nominating and Corporate Governance Committee. We recently established a nominating and corporate governance committee of the board of directors. On July 18, 2007, Mr. Witkin and Mr. Lauro were appointed to serve on our nominating and corporate governance committee. The committee’s duties are to (i) identify, review and evaluate candidates to serve on the board of directors; (ii) serve as a focal point for communication between board candidates, non-committee board members and our management; (iii) recommend such candidates to the board of directors; (iv) monitor a process to assess the board of directors’ effectiveness; and (v) develop and implement our corporate procedures and policies.

Director Compensation

On August 29, 2006, in connection with Edward Roffman joining our board of directors, we granted Mr. Roffman 20,000 shares of restricted stock under our Stock Plan, which restrictions lapse as to 5,000 shares, on each of the first four anniversaries of the date of grant, commencing on August 30, 2007, subject to Mr. Roffman serving on our board of directors on each such anniversary date. Mr. Roffman is entitled to vote such restricted stock, subject to forfeiture, in accordance with the terms of the grant.

On July 18, 2007, in connection with George Lauro joining our board of directors, we granted Mr. Lauro 10,000 shares of restricted stock under our Stock Plan, which restriction lapses as to approximately 833 shares monthly for twelve months commencing on the date of grant. Mr. Lauro is entitled to vote such restricted stock, subject to forfeiture, in accordance with the terms of the grant.

On July 18, 2007, in connection with Jon Witkin joining our board of directors, we granted Mr. Witkin 10,000 shares of restricted stock under our Stock Plan, which restriction lapses as to approximately 833 shares monthly for twelve months commencing on the date of grant. Mr. Witkin is entitled to vote such restricted stock, subject to forfeiture, in accordance with the terms of the grant.

          The following table sets forth director compensation as of December 31, 2006.

Name	Stock Awards(1)		All Other Compensation	Total
Edward Roffman	$20,000	(2)	$—	$20,000

(1)
Based upon the aggregate grant date fair value calculated in accordance with Statement of Financing Account Standards (“SFAS”) No. 123R, Share Based Payments. Our policy and assumptions made in the valuation of share based payments are contained in Note 12 to our December 31, 2006 financial statements.

(2)
On August 30, 2006, Mr. Roffman was granted 20,000 shares of restricted stock, which restriction lapses as to 5,000 shares, on each anniversary of the date of grant commencing on August 30, 2007, subject to Mr. Roffman serving on our board of directors on each such anniversary. At December 31, 2006, 20,000 shares of restricted stock were held by Mr. Roffman.

Section 16(a) Beneficial Ownership Reporting Compliance

          Based solely upon a review of Forms 3, 4 and amendments to Forms 3 and 4 furnished to us during our most recent fiscal year and Forms 5 and amendments to Forms 5 furnished to us with respect to our most recent fiscal year, we are not aware of any director, officer, or beneficial owner of more than 10% of any class of our registered securities that failed to file on a timely basis, as disclosed in such forms, reports required under Section 16(a) of the Exchange Act of 1934 during our most recent fiscal year, except for Edward Roffman who filed his initial Form 3 late.

Code of  Ethics and Business Conduct

 We recently adopted a code of ethics and business conduct that applies to our officers, directors and employees, including our Chief Executive Officer and Chief Financial Officer. This code of ethics and business conduct provides guidelines for ethical and professional conduct, and is intended to help ensure business is conducted in accordance with applicable laws and that the highest ethical standards are observed in business dealings.

EXECUTIVE COMPENSATION

          The following Summary Compensation Table sets forth certain information about compensation paid, earned or accrued for services by our Chief Executive Officers (“Named Executive Officers”). No other executive officer earned in excess of $100,000 during the fiscal year ended December 31, 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	All Other Compensation		Total
Barry Cinnamon, Chief Executive Officer, President, Treasurer, Secretary and Director	2006	$132,392	$—	$11,000	(1)	$143,392	(2)

Bruce Velestuk, Chief Executive Officer, President, Treasurer and Secretary and Director	2006	—	—	—		—	(3)

(1)	Represents distributions on Mr. Cinnamon’s common stock paid by Akeena Solar, Inc. prior to the Merger.

(2)	Represents compensation paid by Akeena Solar, Inc. prior to the Merger and by us to Mr. Cinnamon after the Merger.

(3)	Represents compensation paid by us to Mr. Velestuk prior to the Merger. Mr. Velestuk resigned from our company on August 11, 2006, in connection with the Merger.

Outstanding Equity Awards at Fiscal Year-End

          There were no stock awards held by the Named Executive Officers as of December 31, 2006.

Option Grants

          We have not granted any stock options to our Named Executive Officers or our directors.

Employment Agreements

          We currently do not have employment agreements with any of our executive officers.

Stock Incentive Plan

          On August 8, 2006, our board of directors and stockholders adopted the 2006 Stock Incentive Plan (the “Stock Plan”). On December 20, 2006, we amended the Stock Plan to increase the number of shares of common stock reserved for issuance under the Plan as restricted stock or options to Akeena Solar’s employees, directors and consultants, from 450,000 shares to 1,000,000 shares. The purpose of the Stock Plan is to provide an incentive to retain and attract as directors, officers, consultants, advisors and employees of our company, persons of training, experience and ability, to encourage the sense of proprietorship and to stimulate the active interest of such persons into our development and financial success. Under the Stock Plan, we are authorized to issue incentive stock options intended to qualify under Section 422 of the Code, non-qualified stock options and restricted stock. The Stock Plan is administered by our board of directors. As of July 13, 2007, there have been no grants of stock options, and an aggregate of 739,598 shares of restricted stock have been issued under the Stock Plan, of which restrictions have lapsed on 74,345 shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth information as of July 13, 2007 regarding the number of shares of our common stock beneficially owned by: (i) each person or entity known to us to be the beneficial owner of more than 5% of our common stock, (ii) each Named Executive Officer, (iii) each director, and (iv) all of our directors and executive officers as a group. Except as otherwise indicated, each of the stockholders named below has sole voting and disposition power with respect to such shares of common stock. Except as otherwise indicated, the address of each of the stockholders listed below is: c/o Akeena Solar, Inc., 16005 Los Gatos Boulevard, Los Gatos, California 95032.

          Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a stockholder and the percentage ownership of that stockholder, shares of our common stock issuable upon the exercise of stock options or warrants or the conversion of other securities held by that stockholder that are currently exercisable or convertible, or are exercisable or convertible within 60 days, are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for the purposes of computing percentage ownership of each other stockholder.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned(1)
Barry Cinnamon	8,000,000		34.0%
Edward Roffman	68,000	(2)	*
Bruce Velestuk(3)	0		0
All directors and executive officers as a group (3 persons)	8,120,849	(4)	34.6%

*	Less than 1%

(1)	Based on 23,499,281 shares of common stock outstanding on July 13, 2007, which includes 739,598 restricted shares issued under our Stock Plan.

(2)
Includes 20,000 shares of restricted common stock granted to Mr. Roffman on August 30, 2006, under our Stock Plan. Restrictions on the 20,000 shares lapse as to 5,000 shares on each anniversary of the date of grant, commencing August 30, 2007. Also includes 48,000 shares of restricted common stock granted to Mr. Roffman on April 2, 2007, under our Stock Plan. Restrictions on the 48,000 shares lapse as to 4,000 shares monthly for twelve months commencing on the date of grant.  Mr. Roffman is entitled to vote such restricted shares, subject to forfeiture in accordance with the terms of the grant.

(3)	Mr. Velestuk resigned from all positions held in our company and as a director on August 11, 2006, in connection with the Merger.

(4)
Includes 33,306, 5,000 and 11,696 shares of restricted common stock granted to David ("Lad") Wallace on August 30, 2006, December 15, 2006 and April 27, 2007, respectively, and 68,000 shares of restricted stock granted to Mr. Roffman, as described in footnote (2) above, under our Stock Plan. Restrictions  for Mr. Wallace's shares lapse as to one-fourth of such shares subject to each grant on each anniversary of the date of grant, commencing one year from the date of grant. Messrs. Wallace and Roffman are entitled to vote such restricted stock, subject to forfeiture in accordance with the terms of the grants. In addition, includes 2,847 unrestricted shares of common stock beneficially owned by Mr. Wallace.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS
AND CERTAIN CONTROL PERSONS

          On March 30, 2001, Akeena, Inc. (the former name of Akeena Corp.) purchased certain infrastructure and harvester technology from Akeena Wireless, Inc. (formerly known as Andalay, Inc.), a Delaware corporation (“AWI”), of which Barry Cinnamon, our President and Chief Executive Officer, is a director, principal stockholder and chief executive officer, in exchange for warrants to purchase an aggregate of 1,000,000 shares of Akeena, Inc.’s common stock at an exercise price of $0.01 per share. In July 2006, AWI sold warrants to purchase 750,000 shares of Akeena, Inc.’s common stock to The Cinnamon 2006 Irrevocable Children’s Trust, warrants to purchase 90,000 shares of Akeena, Inc.’s common stock to Mr. Cinnamon, and warrants to purchase 80,000 shares of Akeena, Inc.’s common stock to each of two consultants, for an aggregate price of $30,000. On August 11, 2006, we assumed the obligations of Akeena, Inc. under the warrants in the Merger, so that each warrant was converted into a warrant to purchase one share of our common stock. On November 30, 2006, Mr. Cinnamon gifted his warrants to purchase 90,000 shares to various adult family members, all of which warrants were exercised by December 31, 2006.

DESCRIPTION OF SECURITIES

          We are authorized to issue 50,000,000 shares of common stock, and 1,000,000 shares of preferred stock. As of July 13, 2007, there were 23,499,281 shares of our common stock issued and outstanding and no shares of our preferred stock issued and outstanding.

Common Stock

          The holders of our common stock are entitled to one vote per share. Our Certificate of Incorporation does not provide for cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Preferred Stock

          Our board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Warrants

          In connection with our private placement in August 2006 and September 2006, following the Merger, we issued three-year warrants to purchase 49,500 and 12,000 shares of our common stock, respectively, at an exercise price of $1.00 per share, to a placement agent.

          On March 8, 2007, in connection with the March 2007 Private Placement, we issued warrants to purchase up to an aggregate of (i) 206,230 shares of our common stock, at an exercise price of $2.75 per share, to investors, (ii) 206,230 shares of our common stock, at an exercise price of $3.00 per share, to investors, (iii) 68,250 shares of our common stock, at an exercise price of $2.75 per share, to our placement agent and finder, and (iv) 11,726 shares of our common stock, at an exercise price of $1.97 per share, to a finder. Each warrant will expire three years from the date of issuance. As of July 13, 2007, warrants to purchase 101,522 shares of our common stock have been exercised.

          On June 4, 2007, in connection with the June 2007 Private Placement, we issued warrants to purchase up to an aggregate of (i) 913,455 shares of our common stock, at an exercise price of $3.95 per share, to investors, (ii) 376,800 shares of our common stock, at an exercise price of $3.95 per share, to our placement agent and finder, and (iii) 9,164 shares of our common stock, at an exercise price of $2.75 per share, to a finder. Each warrant will expire three years from the date of issuance.

          The warrants contain provisions that protect the holders against dilution by adjustment of the purchase price in certain events such as stock dividends, stock splits and other similar events.

          Prior to exercise, the warrants do not confer upon holders any voting or any other rights as a stockholder.

Lock-up Agreements

          All shares of common stock held by our Chairman, President and Chief Executive Officer (together with the shares held by his affiliates) are subject to lock-up provisions that provide restrictions on the future sale of our common stock by the holders and their transferees. These lock-up provisions provide, in general, that their shares may not, directly or indirectly, be offered, sold, offered for sale, contracted for sale, hedged or otherwise transferred or disposed of for a period of 12 months following the closing of the Merger.

Anti-Takeover Effect of Delaware Law, Certain Charter and By-Law Provisions

          Our Certificate of Incorporation and By-laws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our company. These provisions have the following effects:

•	they provide that special meetings of stockholders may be called only by a resolution adopted by a majority of our board of directors;
•
they provide that only business brought before an annual meeting by our board of directors or by a stockholder who complies with the procedures set forth in the By-laws may be transacted at an annual meeting of stockholders;

•	they provide for advance notice of specified stockholder actions, such as the nomination of directors and stockholder proposals;

•
they do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in our board of directors and, as a result, may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of our company; and

•
they allow us to issue, without stockholder approval, up to 1,000,000 shares of preferred stock that could adversely affect the rights and powers of the holders of our common stock. In some circumstances, this issuance could have the effect of decreasing the market price of our common stock, as well.

          We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which we refer to as the “DGCL,” an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior did own, 15% or more of the voting stock of a corporation.

Indemnification of Directors and Officers

          Section 145 of the DGCL, provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

          Our Certificate of Incorporation and By-laws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

          We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the DGCL would permit indemnification.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SELLING STOCKHOLDERS

          The following table sets forth the shares of our common stock beneficially owned, as of the date of this prospectus, by each selling stockholder prior to the offering contemplated by this prospectus, the number of shares each selling stockholder is offering by this prospectus and the number of shares that each selling stockholder would own beneficially if such offered shares are sold. The percentage ownership of each selling stockholder is based on 23,499,281 shares of common stock outstanding on July 13, 2007, which includes 739,598 restricted shares issued under our Stock Plan. Beneficial ownership is determined in accordance with SEC rules. Unless otherwise indicated, the persons and entities included in the table have sole voting and investment power with respect to all of the shares beneficially owned, except to the extent authority is shared by spouses under applicable law.

					Number of		Percentage of
	Number of		Number of		Shares		Outstanding
	Shares		Shares		Beneficially		Common stock
	Beneficially		to be		Owned		Beneficially
	Owned Prior		Sold Pursuant		After		Owned After
	to this		to this		this		this Offering
Name of Selling Stockholder	Offering		Prospectus		Offering (1)		(1)
Angeleno Investors II L.P.(2)	1,527,272	(3)	1,527,272	(3)	0		0
BBTrust(4)	1,613,660	(5)	1,309,091	(6)	304,569	(7)	1.3
Bristol Investment Fund, Ltd.(8)	558,034	(9)	507,272	(10)	50,762	(11)	*
Whalehaven Capital Fund Limited(12)	415,081	(13)	349,091	(14)	65,990	(15)	*
Empire Financial Group, Inc.(16)	392,776	(17)	376,800	(18)	15,976	(19)	*
Cranshire Capital, L.P.(20)	314,916	(21)	289,090	(22)	25,826	(23)	*
Liechtensteinische Landesbank AG(24)	301,456	(25)	152,728	(26)	148,728	(27)	*
Excalibur Limited Partnership(28)	174,546	(29)	174,546	(29)	0		0
Crescent International Ltd.(30)	161,365	(31)	130,909	(32)	30,456	(33)	*
Nite Capital Master, Ltd.(34)	130,909	(35)	130,909	(35)	0		0
RHP Master Fund, Ltd.(36)	130,908	(37)	130,908	(37)	0		0
Iroquois Master Fund, Ltd.(38)	132,690	(39)	120,000	(40)	12,690	(41)	*
Chestnut Ridge Partners, LP(42)	109,091	(43)	109,091	(43)	0		0
Gemini Master Fund, Ltd(44)	109,091	(45)	109,091	(45)	0		0
UBS O’Connor LLC FBO O’Connor PIPERCorporate Strategies Limited(46)	109,091	(47)	109,091	(47)	0		0
UBS O’Connor LLC FBO O’Connor Global Convertible Arbitrage Master Limited(48)	100,363	(49)	100,363	(49)	0		0
Peter Levy	60,742	(50)	26,182	(50)	34,560		*
Shai and Michelle Stern	54,546	(51)	54,546	(51)	0		0
EGATNIV, LLC(52)	54,545	(53)	54,545	(53)	0		0
Worthington Group LP(54)	43,636	(55)	43,636	(55)	0		0
Jerome and Karen Ceppos Revocable Trust(56)	13,447	(57)	10,909	(58)	2,538	(59)	*
Westminster Securities Corp.(60)	82,390	(61)	9,164	(62)	73,226	(63)	*
Dillabough Investments, LP(64)	21,818	(65)	21,818	(65)	0		0
Senal Jayamaha	26,137	(66)	10,909	(67)	15,228	(68)	*
UBS O’Connor LLC FBO O’Connor Global Convertible Arbitrage II Master Limited(69)	8,728	(70)	8,728	(70)	0		0

*	Represents less than 1%

(1)
Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumption that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) that no other shares of our common stock beneficially owned by the selling stockholders are acquired or are sold prior to completion of this offering by the selling stockholders. However, the selling stockholders may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.

(2)	Yaniv Tepper, a managing member, has voting and dispositive power over these securities. Mr. Tepper disclaims beneficial ownership of such securities.

(3)	Includes currently exercisable warrants to purchase 254,545 shares of our common stock at an exercise price of $3.95 per share.

(4)	Richard Rock, as trustee, has voting and dispositive power over these securities. Mr. Rock disclaims beneficial ownership of such securities.

(5)
Includes currently exercisable warrants to purchase 25,381 shares of our common stock at an exercise price of $2.75 per share, currently exercisable warrants to purchase 25,381 shares of our common stock at an exercise price of $3.00 per share and currently exercisable warrants to purchase 218,182 shares of our common stock at an exercise price of $3.95 per share.

(6)	Includes currently exercisable warrants to purchase 218,182 shares of our common stock at an exercise price of $3.95 per share.

(7)
Includes currently exercisable warrants to purchase 25,381 shares of our common stock at an exercise price of $2.75 per share and currently exercisable warrants to purchase 25,381 shares of our common stock at an exercise price of $3.00 per share

(8)
Paul Kessler, in his capacity as manager of Bristol Capital Advisors, LLC, which is the investment manager of the selling stockholder, has voting and dispositive power over these securities. Mr. Kessler disclaims beneficial ownership of such securities.

(9)
Includes currently exercisable warrants to purchase 25,381 shares of our common stock at an exercise price of $2.75 per share, currently exercisable warrants to purchase 25,381 shares of our common stock at an exercise price of $3.00 per share and currently exercisable warrants to purchase 84,545 shares of our common stock at an exercise price of $3.95 per share.

(10)	Includes currently exercisable warrants to purchase 84,545 shares of our common stock at an exercise price of $3.95 per share.

(11)
Includes currently exercisable warrants to purchase 25,381 shares of our common stock at an exercise price of $2.75 per share and currently exercisable warrants to purchase 25,381 shares of our common stock at an exercise price of $3.00 per share.

(12)
Michael Finkelstein, as investment manager, and Messrs. Arthur Jones, Trevor Williams and Marco Joseph Weisfeld, as Directors of the selling shareholder, have voting and dispositive power over these securities. Messrs. Finkelstein, Jones, Williams and Weisfeld disclaim beneficial ownership of such securities.

(13)
Includes currently exercisable warrants to purchase 32,995 shares of our common stock at an exercise price of $2.75 per share, currently exercisable warrants to purchase 32,995 shares of our common stock at an exercise price of $3.00 per share and currently exercisable warrants to purchase 58,182 shares of our common stock at an exercise price of $3.95 per share.

(14)	Includes currently exercisable warrants to purchase 58,182 shares of our common stock at an exercise price of $3.95 per share.

(15)
Includes currently exercisable warrants to purchase 32,995 shares of our common stock at an exercise price of $2.75 per share and currently exercisable warrants to purchase 32,995 shares of our common stock at an exercise price of $3.00 per share.

(16)	Bill Corbett, as principal, has voting and dispositive power over these securities. Mr. Corbett disclaims beneficial ownership of such securities.

(17)
Includes currently exercisable warrants to purchase 15,976 shares of our common stock at an exercise price of $2.75 per share and currently exercisable warrants to purchase 376,800 shares of our common stock at an exercise price of $3.95 per share.

(18)	Includes currently exercisable warrants to purchase 376,800 shares of our common stock at an exercise price of $3.95 per share.

(19)	Includes currently exercisable warrants to purchase 15,976 shares of our common stock at an exercise price of $2.75 per share .

(20)
M. Kopin, as president of Downsview Capital, Inc., the general partner of the selling stockholder, has voting and dispositive power over these securities. Mr. Kopin disclaims beneficial ownership of such securities.

(21)
Includes currently exercisable warrants to purchase 10,152 shares of our common stock at an exercise price of $2.75 per share, currently exercisable warrants to purchase 10,152 shares of our common stock at an exercise price of $3.00 per share and currently exercisable warrants to purchase 48,182 shares of our common stock at an exercise price of $3.95 per share.

(22)	Includes currently exercisable warrants to purchase 48,182 shares of our common stock at an exercise price of $3.95 per share.

(23)
Includes currently exercisable warrants to purchase 10,152 shares of our common stock at an exercise price of $2.75 per share and currently exercisable warrants to purchase 10,152 shares of our common stock at an exercise price of $3.00 per share.

(24)
Michael Aebli and Peter Marxer, as assistant manager and deputy manager, respectively, have voting and dispositive power over these securities. Messrs. Aebli and Marxer disclaim beneficial ownership of such securities.

(25)
Includes currently exercisable warrants to purchase 17,766 shares of our common stock at an exercise price of $2.75 per share, currently exercisable warrants to purchase 17,766 shares of our common stock at an exercise price of $3.00 per share and currently exercisable warrants to purchase 25,455 shares of our common stock at an exercise price of $3.95 per share.

(26)	Includes currently exercisable warrants to purchase 25,455 shares of our common stock at an exercise price of $3.95 per share.

(27)
Includes currently exercisable warrants to purchase 17,766 shares of our common stock at an exercise price of $2.75 per share and currently exercisable warrants to purchase 17,766 shares of our common stock at an exercise price of $3.00 per share.

(28)	W. Hechter, as president of the general partner of the selling stockholder, has voting and dispositive power over these securities. Mr. Hechter disclaims beneficial ownership of such securities.

(29)	Includes currently exercisable warrants to purchase 29,091 shares of our common stock at an exercise price of $3.95 per share.

(30)
Maxi Brezzi and Bachir Taleb-Ibrahimi, in their capacity as managers of Cantara (Switzerland) SA, the investment advisor to the selling stockholder, have voting and dispositive power over these securities. Messrs. Brezzi and Taleb-Ibrhimi disclaim beneficial ownership of such securities.

(31)
Includes currently exercisable warrants to purchase 15,228 shares of our common stock at an exercise price of $2.75 per share, currently exercisable warrants to purchase 15,228 shares of our common stock at an exercise price of $3.00 per share and currently exercisable warrants to purchase 21,818 shares of our common stock at an exercise price of $3.95 per share.

(32)	Includes currently exercisable warrants to purchase 21,818 shares of our common stock at an exercise price of $3.95 per share.

(33)
Includes currently exercisable warrants to purchase 15,228 shares of our common stock at an exercise price of $2.75 per share and currently exercisable warrants to purchase 15,228 shares of our common stock at an exercise price of $3.00 per share.

(34)	Keith Goodman has voting and dispositive power over these securities. Mr. Goodman disclaims beneficial ownership of such securities.

(35)	Includes currently exercisable warrants to purchase 21,818 shares of our common stock at an exercise price of $3.95 per share.

(36)
RHP Master Fund, Ltd. is a party to an investment management agreement with Rock Hill Investment management, L.P., a limited partnership of which the general partner is RHP General Partner, LLC. Pursuant to such agreement Rock Hill Investment Management directs the voting and disposition of shares owned by RHP Master Fund. Messrs. Wayne Bloch and Peter Lockhart own all of the interest in RHP General Partner. The aforementioned entities and individuals disclaim beneneficial ownership of the Company’s securities owned by RHP Master Fund.

(37)	Includes currently exercisable warrants to purchase 21,818 shares of our common stock at an exercise price of $3.95 per share.

(38)	Joshua Silverman has voting and dispositive power over these securities. Mr. Silverman disclaims beneficial ownership of such securities.

(39)
Includes currently exercisable warrants to purchase 6,345 shares of our common stock at an exercise price of $2.75 per share, currently exercisable warrants to purchase 6,345 shares of our common stock at an exercise price of $3.00 per share and currently exercisable warrants to purchase 20,000 shares of our common stock at an exercise price of $3.95 per share.

(40)	Includes currently exercisable warrants to purchase 20,000 shares of our common stock at an exercise price of $3.95 per share.

(41)
Includes currently exercisable warrants to purchase 6,345 shares of our common stock at an exercise price of $2.75 per share and currently exercisable warrants to purchase 6,345 shares of our common stock at an exercise price of $3.00 per share.

(42)
Kenneth Pasternak, managing member of the general partner of the selling shareholder, has voting and dispositive power over these securities. Mr. Pasternak disclaims beneficial ownership of such securities.

(43)	Includes currently exercisable warrants to purchase 18,182 shares of our common stock at an exercise price of $3.95 per share.

(44)
Steven W. Winters, President of Gemini Strategies, LLC, which is the investment manager of the selling shareholder, has voting and dispositive power over these securities. Mr. Winters disclaims beneficial ownership of such securities.

(45)	Includes currently exercisable warrants to purchase 18,182 shares of our common stock at an exercise price of $3.95 per share.

(46)	Andy Martin, managing director of the selling shareholder, has voting and dispositive power over these securities. Mr. Martin disclaims beneficial ownership of such securities.

(47)	Includes currently exercisable warrants to purchase 18,182 shares of our common stock at an exercise price of $3.95 per share.

(48)	Andy Martin, managing director of the selling shareholder, has voting and dispositive power over these securities. Mr. Martin disclaims beneficial ownership of such securities.

(49)	Includes currently exercisable warrants to purchase 16,727 shares of our common stock at an exercise price of $3.95 per share.

(50)	Includes currently exercisable warrants to purchase 4,364 shares of our common stock at an exercise price of $3.95 per share.

(51)	Includes currently exercisable warrants to purchase 9,091 shares of our common stock at an exercise price of $3.95 per share.

(52)	Seth Farbman and Shai Stern have voting and dispositive power over these securities. Messrs. Farbman and Stern disclaim beneficial ownership of such securities.

(53)	Includes currently exercisable warrants to purchase 9,091 shares of our common stock at an exercise price of $3.95 per share.

(54)	Clifford Henry, general partner of the selling shareholder has voting and dispositive power over these securities. Mr. Henry disclaims beneficial ownership of such securities.

(55)	Includes currently exercisable warrants to purchase 7,273 shares of our common stock at an exercise price of $3.95 per share.

(56)	Jerome M. Ceppos has voting and dispositive power over these securities. Mr. Ceppos disclaims beneficial ownership of such securities.

(57)
Includes currently exercisable warrants to purchase 1,269 shares of our common stock at an exercise price of $2.75 per share, currently exercisable warrants to purchase 1,269 shares of our common stock at an exercise price of $3.00 per share and currently exercisable warrants to purchase 1,818 shares of our common stock at an exercise price of $3.95 per share.

(58)	Includes currently exercisable warrants to purchase 1,818 shares of our common stock at an exercise price of $3.95 per share.

(59)
Includes currently exercisable warrants to purchase 1,269 shares of our common stock at an exercise price of $2.75 per share and currently exercisable warrants to purchase 1,269 shares of our common stock at an exercise price of $3.00 per share.

(60)	Jeff McLaughlin, as president, has voting and dispositive power over these securities. Mr. McLaughlin disclaims beneficial ownership of such securities.

(61)
Represents currently exercisable warrants to purchase 61,500 shares of our common stock at an exercise price of $1.00 per share, currently exercisable warrants to purchase 11,726 shares of our common stock at an exercise price of $1.97 per share and currently exercisable warrants to purchase 9,164 shares of our common stock at an exercise price of $2.75 per share.

(62)	Includes currently exercisable warrants to purchase 9,164 shares of our common stock at an exercise price of $2.75 per share.

(63)
Represents currently exercisable warrants to purchase 61,500 shares of our common stock at an exercise price of $1.00 per share and currently exercisable warrants to purchase 11,726 shares of our common stock at an exercise price of $1.97 per share.

(64)	Gary Dillabough, the general partner of the selling shareholder, has voting and dispositive power over these securities. Mr. Dillabough disclaims beneficial ownership of such securities.

(65)	Includes currently exercisable warrants to purchase 3,636 shares of our common stock at an exercise price of $3.95 per share.

(66)
Includes currently exercisable warrants to purchase 1,269 shares of our common stock at an exercise price of $2.75 per share, currently exercisable warrants to purchase 1,269 shares of our common stock at an exercise price of $3.00 per share and currently exercisable warrants to purchase 1,818 shares of our common stock at an exercise price of $3.95 per share.

(67)	Includes currently exercisable warrants to purchase 1,818 shares of our common stock at an exercise price of $3.95 per share.

(68)
Includes currently exercisable warrants to purchase 1,269 shares of our common stock at an exercise price of $2.75 per share and currently exercisable warrants to purchase 1,269 shares of our common stock at an exercise price of $3.00 per share.

(69)	Andy Martin, managing director of the selling shareholder, has voting and dispositive power over these securities. Mr. Martin disclaims beneficial ownership of such securities.

(70)	Includes currently exercisable warrants to purchase 16,727 shares of our common stock at an exercise price of $3.95 per share.

          None of the selling stockholders has held any position or office or has had any other material relationship with us or any of our predecessors or affiliates during the past three years, except Empire Financial Group, Inc. and Westminster Securities Corporation, registered broker-dealers, which served as placement agent and finder, respectively, in connection with our March 2007 Private Placement and June 2007 Private Placement.

PLAN OF DISTRIBUTION

          We are registering 5,866,689 shares of our common stock for resale by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of their shares of our common stock, but will receive up to $5,121,708 aggregate gross proceeds from the exercise of warrants to purchase 1,299,419 of the shares being offered. We will bear all fees and expenses incident to our obligation to register the shares of our common stock.

          The selling stockholders may sell all or a portion of the shares of our common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of our common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of our common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

          If the selling stockholders effect such transactions by selling shares of our common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of our common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of our common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of our common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of our common stock short and deliver shares of our common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of our common stock to broker-dealers that in turn may sell such shares.

          The selling stockholders may pledge or grant a security interest in some or all of the warrants or shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of our common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

          The selling stockholders and any broker-dealer participating in the distribution of the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of our common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of our common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

          Under the securities laws of some states, the shares of our common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of our common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

          There can be no assurance that any selling stockholder will sell any or all of the shares of our common stock registered pursuant to the registration statement, of which this prospectus forms a part.

          The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of our common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of our common stock to engage in market-making activities with respect to the shares of our common stock. All of the foregoing may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of our common stock.

          We will pay all expenses of the registration of the shares of our common stock pursuant to the registration rights agreement that we entered into with the selling stockholders. However, the selling stockholders will pay all underwriting discounts and selling commissions, if any.

          We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

LEGAL MATTERS

          Haynes and Boone, LLP, New York, New York, passed on the validity of the securities being offered in this prospectus.

EXPERTS

          Our Balance Sheet as of December 31, 2006, and the related Statements of Operations, Changes in Stockholders’ Equity and Cash Flows for the year ended December 31, 2006 have been included in this prospectus in reliance upon the report of Burr, Pilger & Mayer LLP, independent registered public accounting firm, included herein, given on the authority of said firm as experts in accounting and auditing.

          Our Statements of Operations, Changes in Stockholders’ Equity and Cash Flows for the year ended December 31, 2005 has been included in this prospectus in reliance upon the report of Marcum & Kliegman LLP, independent registered public accounting firm, included herein, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and current reports and other information with the SEC. Our filings are available to the public at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Further information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

          We have filed a registration statement on Form SB-2 under the Securities Act for the Common Stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the registration statement and its exhibits. Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

AKEENA SOLAR, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
of Akeena Solar, Inc.

          We have audited the accompanying consolidated balance sheet of Akeena Solar, Inc. and its subsidiary (the “Company”) as of December 31, 2006, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

          We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor have we been engaged to perform, an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Akeena Solar, Inc. and its subsidiary as of December 31, 2006, and the results of their operations, and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

          As discussed in Notes 2 and 12 to the consolidated financial statements, on January 1, 2006, the Company changed its method of accounting for stock-based compensation as a result of adopting Statement of Financial Accounting Standards No. 123(revised 2004), Share-Based Payment applying the modified prospective method.

/s/ Burr, Pilger & Mayer LLP
San Francisco, CA
March 27, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
of Akeena Solar, Inc.

          We have audited the accompanying statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2005 of Akeena Solar, Inc. (the “Company”). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

          We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations, changes in stockholders’ equity and cash flows of Akeena Solar, Inc. for the year ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum & Kliegman LLP
Marcum & Kliegman LLP
New York, NY
August 1, 2006

AKEENA SOLAR, INC.
Consolidated Balance Sheet
December 31, 2006

Assets
Current assets
Cash and cash equivalents	$992,376
Accounts receivable, net	3,434,569
Inventory	1,791,816
Prepaid expenses and other current assets, net	838,192
Total current assets	7,056,953
Property and equipment, net	194,867
Due from related party	21,825
Customer list, net	230,988
Other assets	24,751
Total assets	$7,529,384
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,053,567
Customer rebate payable	1,196,363
Accrued liabilities	622,184
Accrued warranty	508,655
Common stock issuable	175,568
Deferred revenue	981,454
Credit facility	500,000
Current portion of capital lease obligations	12,205
Current portion of long-term debt	17,307
Total current liabilities	6,067,303
Capital lease obligations, less current portion	42,678
Long-term debt, less current portion	28,673
Total liabilities	6,138,654
Commitments, contingencies and subsequent events (Notes 16 and 18)
Stockholders’ equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized; none issued and outstanding at December 31, 2006	—
Common stock, $0.001 par value; 50,000,000 shares authorized; 15,877,751 shares issued and outstanding at December 31, 2006	15,878
Additional paid-in capital	2,955,926
Accumulated deficit	(1,581,074)
Total stockholders’ equity	1,390,730
Total liabilities and stockholders’ equity	$7,529,384

The accompanying notes are an integral part of these consolidated financial statements.

AKEENA SOLAR, INC.
Consolidated Statements of Operations
Years Ended December 31, 2006 and 2005

	2006	2005
Net Sales	$13,390,139	$7,191,391
Cost of sales	10,361,481	5,595,475
Gross profit	3,028,658	1,595,916
Operating expenses
Sales and marketing	1,550,411	547,810
General and administrative	3,219,833	1,034,448
Total operating expenses	4,770,244	1,582,258
(Loss) income from operations	(1,741,586)	13,658
Other income (expense)
Interest income (expense), net	(67,655)	(11,806)
Total other income (expense)	(67,655)	(11,806)
(Loss) income before provision for income taxes	(1,809,241)	1,852
Provision for income taxes	—	—
Net (loss) income	$(1,809,241)	$1,852

(Loss) earnings per common and common equivalent share:
Basic	$(0.16)	$0.00
Diluted	$(0.16)	$0.00

Weighted average shares used in computing (loss) earnings per common and common equivalent share:
Basic	11,193,143	9,000,000
Diluted	11,193,143	9,000,000

Pro forma (unaudited) financial information:
Net (loss) income - (actual)	$(1,809,241)	$1,852
Charge in lieu of income taxes - (unaudited)	—	630
Pro forma net (loss) income - (unaudited)	$(1,809,241)	$1,222
Pro forma (loss) earnings per common and common equivalent share:
Basic	$(0.16)	$0.00
Diluted	$(0.16)	$0.00

The accompanying notes are an integral part of these consolidated financial statements.

AKEENA SOLAR, INC.
Consolidated Statements of Changes in Stockholders’ Equity

	Common Stock
	Number of Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Stockholders’ Equity
Balance at January 1, 2005	8,000,000	$8,000	$(7,000)	$57,951	$58,951

Distribution to stockholder	—	—	—	(60,322)	(60,322)
Net income	—	—	—	1,852	1,852

Balance at December 31, 2005	8,000,000	8,000	(7,000)	(519)	481

Net equity of Fairview Energy Corporation, Inc. at date of reverse merger	3,656,466	3,656	3,015	—	6,671

Proceeds from issuance of common stock at $1.00 under private placement, $0.001 par value	3,217,500	3,218	3,214,282	—	3,217,500

Total placement agent fees	—	—	(131,539)	—	(131,539)

Warrants issued to placement agent	—	—	70,039	—	70,039

Stock-based compensation expense	3,785	4	37,815	—	37,819

Distribution to stockholder	—	—	—	(11,000)	(11,000)

Reclassification of S corporation accumulated deficit to additional paid-in capital	—	—	(239,686)	239,686	—

Exercise of warrants for common shares at an exercise price of $0.01, $0.001 par value	1,000,000	1,000	9,000	—	10,000

Net loss	—	—	—	(1,809,241)	(1,809,241)

Balance at December 31, 2006	15,877,751	$15,878	$2,955,926	$(1,581,074)	$1,390,730

The accompanying notes are an integral part of these consolidated financial statements.

AKEENA SOLAR, INC.
Consolidated Statements of Cash Flows
Years Ended December 31, 2006 And 2005

	2006	2005
Cash flows from operating activities
Net (loss) income	$(1,809,241)	$1,852
Adjustments to reconcile net (loss) income to net cash used in operations
Depreciation	36,953	27,854
Amortization of customer list and customer contracts	101,391	—
Bad debt expense	41,743	17,363
Non cash stock-based compensation expense	37,819	—
Changes in assets and liabilities:
Accounts receivable	(1,798,123)	(1,102,829)
Inventory	(1,251,948)	(22,694)
Prepaid expenses and other current assets	(456,930)	(295,374)
Other assets	(20,824)	—
Accounts payable	914,584	276,204
Customer rebate payable	878,178	314,481
Accrued liabilities and accrued warranty	560,243	205,469
Deferred revenue	507,422	347,787
Net cash used in operating activities	(2,258,733)	(229,887)

Cash flows from investing activities
Capital expenditures	(88,585)	(17,500)
Acquisition of customer list	(101,618)	—
Increase in amount due from related party	(800)	(3,084)
Cash acquired in reverse merger transaction	16,871	—
Net cash used in investing activities	(174,132)	(20,584)
Cash flows from financing activities
Borrowing on long-term debt	21,084	—
Repayment on long-term debt	(17,661)	(18,250)
Borrowings on line of credit, net of repayments	—	500,000
Distributions to stockholder	(11,000)	(60,322)
Payment of capital lease obligations	(3,228)	—
Issuance of common stock under private placement	3,217,500	—
Proceeds from exercise of warrants	10,000	—
Payment of placement agent fees	(61,500)	—
Net cash provided by financing activities	3,155,195	421,428
Net increase in cash and cash equivalents	722,330	170,957
Cash and cash equivalents
Beginning of year	270,046	99,089
End of year	$992,376	$270,046
Supplemental cash flows disclosures:
Cash paid during the year for
Interest	$59,129	$13,529

Non cash investing and financing activities
Issuance of common stock warrants to placement agent	$70,039	$—
Capital lease obligations incurred	$58,111	$—
Non-cash acquisition of customer list, common stock issued in January 2007	$175,568	$—

The accompanying notes are an integral part of these consolidated financial statements.

AKEENA SOLAR, INC.
Notes to Consolidated Financial Statements
December 31, 2006 and 2005
1. Description of Business

Akeena Solar, Inc. (the “Company”) was incorporated in February 2001 as a Subchapter S corporation in the State of California. During June 2006, the Company became a C corporation in the State of Delaware. On August 11, 2006, the Company entered into a reverse merger transaction (the “Merger”) with Fairview Energy Corporation, Inc. (“Fairview”). Pursuant to the merger agreement, the stockholders of Akeena Solar received one share of Fairview common stock for each issued and outstanding share of Akeena Solar common stock, which totaled 8,000,000 shares. Akeena Solar’s common shares were also adjusted from $0.01 par value to $0.001 par value at the time of the Merger. Subsequent to the closing of the Merger, the closing of a private placement of 3,217,500 shares of the Company’s common stock (the “Private Placement”) at an issue price of $1.00 per share for a total of $3,217,500, net of placement agent fees of $131,539, and the cancellation of 3,877,477 shares of Fairview common stock, the former stockholders of Akeena Solar held a majority of Fairview’s outstanding common stock. The $131,539 of placement agent fees were comprised of $61,500 in cash fees paid and warrants to purchase 61,500 shares of the Company’s common stock valued at $70,039 (see Note 13). Since the stockholders of Akeena Solar own a majority of the outstanding shares of Fairview common stock immediately following the Merger, and the management and board of Akeena Solar became the management and board of Fairview immediately following the Merger, the Merger is being accounted for as a reverse merger transaction and Akeena Solar is deemed to be the acquirer. The assets, liabilities and the historical operations prior to the Merger are those of Akeena Solar. Subsequent to the Merger, the consolidated financial statements include the assets and liabilities of Akeena Solar and Fairview, and the historical operations of Akeena Solar and the operations of Fairview from the closing date of the Merger.

The Company is engaged in the installation of solar panel systems to residential and commercial markets.

2. Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less, when purchased, to be cash equivalents. The Company maintains cash and cash equivalents which consist principally of demand deposits with high credit quality financial institutions. At certain times, such amounts exceed FDIC insurance limits. The Company has not experienced any losses on these investments.

Accounts Receivable

The Company regularly evaluates the collectibility of its accounts receivable. An allowance for doubtful accounts is maintained for estimated credit losses, and such losses have been minimal and within management’s expectations. When estimating credit losses, the Company considers a number of factors including the aging of a customer’s account, creditworthiness of specific customers, historical trends and other information. Accounts receivable consist of trade receivables and amounts due from state agencies for rebates on state-approved solar systems installed. These rebate amounts are passed on to the customer, either at the time the customer is billed, or when the money is received from the states by the Company. Included within customer rebate payable at December 31, 2006 is approximately $1.2 million of rebates payable to customers. Usually, the various states remit the rebate amounts to the Company within 90-120 days.

Inventory

Inventory is stated at the lower of cost (on an average basis) or market value.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided for using the straight-line method over the estimated useful lives of the respective assets.

AKEENA SOLAR, INC.
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

Estimated useful lives are as follows:

Category	Useful Lives
Furniture and Fixtures	7-10 years
Office Equipment	3-10 years
Vehicles	5 years
Leasehold Improvements	5 years

Maintenance and repairs are expensed as incurred. Expenditures for significant renewals or betterments are capitalized. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in current operations.

Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of a long-lived asset may not be recoverable. The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful lives of its long-lived assets or whether the remaining balance of long-lived assets should be evaluated for possible impairment. The Company does not believe that there were any indicators of impairment that would require an adjustment to such assets or their estimated periods of recovery at December 31, 2006.

Manufacturer and Installation Warranties

The Company warrants its products for various periods against defects in material or installation workmanship. The manufacturer warranty on the solar panels and the inverters have a warranty period range of 5-25 years. The Company assists the customer in the event that the manufacturer warranty needs to be used to replace a defective panel or inverter. The Company provides for a 5-year warranty on the installation of a system and all equipment and incidental supplies other than solar panels and inverters that are covered under the manufacturer warranty. The Company records a provision for the installation warranty, within cost of sales, based on historical experience and future expectations of the probable cost to be incurred in honoring its warranty commitment. The provision for the installation warranty is included within “Accrued warranty” in the accompanying consolidated balance sheet.

The provision for installation warranty consisted of the following at December 31, 2006:

Balance at beginning of year	$304,188
Provision charged to warranty expense	234,467
Less: warranty claims	(30,000)
Balance at end of year	$508,655

Fair Value of Financial Instruments

The carrying values reported for cash equivalents, accounts receivable, accounts payable and accrued liabilities approximated their respective fair values at each balance sheet date due to the short-term maturity of these financial instruments.

Revenue Recognition and Deferred Revenue

Revenue from installation of a system is recognized when (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the sales price is fixed or determinable, and (4) collection of the related receivable is reasonably assured. The Company recognizes revenue upon completion of a system installation.

Defective solar panels or inverters are covered under the manufacturer warranty. In the event that a panel or inverter needs to be replaced, the Company will replace the defective item within the manufacturer’s warranty period (between 5-25 years). See the “Manufacturer and installation warranties” discussion above.

AKEENA SOLAR, INC.
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

Deferred revenue consists of installations initiated but not completed within the reporting period.

Stock-based Compensation

The Company applies the fair value method under Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment” (“SFAS 123R”) in accounting for its Stock Incentive Plan. Under SFAS 123R, compensation cost is measured at the grant date based on the fair value of the equity instruments awarded and is recognized over the period during which an employee is required to provide service in exchange for the award, or the requisite service period, which is usually the vesting period. The fair value of the equity award granted is estimated on the date of the grant.

Advertising

The Company expenses advertising costs as incurred. Advertising expense, included in “Sales and marketing expenses,” for the years ended December 31, 2006 and 2005 was approximately $301,000 and $162,000, respectively.

Shipping and Handling Costs

Shipping and handling costs associated with inbound freight are included in cost of inventory and expensed as cost of sales when the related inventory is sold. Amounts billed to customers for shipping and handling are recorded as revenue and were not significant for the years ended December 31, 2006 and 2005.

Income Taxes

As the Company was a Subchapter S corporation until June 2006, any taxable income or loss of the S corporation through June 2006 was included within the sole stockholder’s income for federal and state income tax purposes.

Deferred income taxes arise from timing differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. A deferred tax asset valuation allowance is recorded when it is more likely than not that deferred tax assets will not be realized. Utilization of net operating loss carryforwards may be subject to a substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code. The annual limitation may result in the expiration of net operating loss carryforwards before utilization.

Earnings Per Share

Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the period presented. Diluted earnings per share is computed using the weighted average number of common shares outstanding during the periods plus the effect of dilutive securities outstanding during the periods. For the year ended December 31, 2006, basic earnings per share is the same as diluted earnings per share as a result of the Company’s common stock equivalents being anti-dilutive due to the Company’s net loss. The Company’s issued and outstanding common shares as of December 31, 2005 does not include the underlying shares exercisable relating to the issuance of 1,000,000 warrants outstanding at December 31, 2005, exercisable at $0.01 per share. In accordance with SFAS No. 128, “Earnings Per Share,” the Company has given effect to the issuance of these warrants in computing basic net income per share for the years ended December 31, 2006 and 2005. The 1,000,000 warrants were exercised and 1,000,000 common shares were issued during 2006, and are therefore included in the Company’s issued and outstanding common shares as of December 31, 2006.

At December 31, 2006, warrants to purchase 61,500 shares of the Company’s common stock and 354,622 non-vested restricted shares, net of forfeitures, (see Note 12) are dilutive securities that may dilute future earnings per share.

The weighted-average number of common shares outstanding of 11,193,143 and 9,000,000 as of December 31, 2006 and 2005, respectively, used to calculate the basic earnings per share include 1,000,000 contingently issuable warrants for shares of the Company’s common stock. The 1,000,000 warrants were exercised for 1,000,000 common shares during 2006.

AKEENA SOLAR, INC.
Notes to Consolidated Financial Statements
December 31, 2006 and 2005
Segment Reporting

The Company has determined it operates in one operating segment. Operating segments are components of an enterprise for which separate financial information is available and is evaluated regularly by the Company in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker assesses the Company’s performance, and allocates its resources as a single operating segment.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Akeena Solar and Fairview, pursuant to the Merger as described in Note 1. All inter-company accounts have been eliminated in consolidation.

Reclassifications

Certain prior year amounts have been reclassified to conform with the current year presentation.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (the “FASB”) issued SFAS 123R, which revises SFAS No. 123 “Accounting For Stock-Based Compensation” (“SFAS 123”) and supersedes Accounting Principles Board Opinion No. 25 (“APB No. 25”). SFAS 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments (including grants of employee stock options) based on the grant date fair value of the award (with limited exceptions). That cost is recognized over the period during which an employee is required to provide service in exchange for the award, or the requisite service period (usually the vesting period). The pro forma disclosures previously permitted under SFAS 123 are no longer an alternative to financial statement recognition and SFAS 123R was adopted by the Company on January 1, 2006. The Company is allowed to apply the provisions of SFAS 123R prospectively solely to new awards and to awards modified, repurchased or cancelled after the required effective date of the statement. The effects of the provisions of 123R on the Company’s consolidated results of operations and financial position as of December 31, 2006 are disclosed in Note 12.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS 155”). SFAS 155 allows financial instruments that have embedded derivatives to be accounted for as a whole, eliminating the need to bifurcate the derivative from its host, if the holder elects to account for the whole instrument on a fair value basis. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company does not expect the adoption of SFAS 155 to have a material impact on its consolidated financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets” (“SFAS 156”). SFAS 156 provides relief for entities that use derivatives to economically hedge fluctuations in the fair value of their servicing rights and changes how gains and losses are computed in certain transfers or securitizations. SFAS 156 is effective as of the beginning of the first fiscal year that begins after September 15, 2006. The Company does not expect the adoption of SFAS 156 to have a material impact on its consolidated financial position or results of operations.

In July 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, Accounting for Income Taxes.” FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. The interpretation applies to all tax positions related to income taxes subject to FASB Statement No. 109. FIN 48 is effective for fiscal years beginning after December 15, 2006. Differences between the amounts recognized in the statements of financial position prior to the adoption of FIN 48 and the amounts reported after adoption should be accounted for as a cumulative-effect adjustment recorded to the beginning balance of retained earnings. The Company does not believe the adoption of FIN 48 will have a material impact on its consolidated financial statements.

AKEENA SOLAR, INC.
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. This statement does not require any new fair value measurements in accounting pronouncements where fair value is the relevant measurement attribute. However, for some entities, the application of this statement will change current practice for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of the adoption of SFAS 157 on its definition and measurement of fair value and disclosure requirements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R) (“SFAS 158”). SFAS 158 requires entities to recognize and disclose an asset or liability for the overfunded or underfunded status of benefit plans in financial statements as of December 31, 2006. The Company has determined that the guidance in SFAS 158 does not have a material impact on its consolidated financial position or results of operations.

In September 2006, the Securities and Exchange Commission (the “SEC”) issued Staff Accounting Bulletin No. 108 (“SAB 108”) which provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. The Company has determined that the guidance in SAB 108 does not have a material impact on its consolidated financial position or results of operations.

3. Accounts Receivable

Accounts receivable at December 31, 2006 consists of the following:

Trade accounts	$1,671,237
California rebate receivable	1,040,263
New Jersey rebate receivable	137,918
Other state rebates receivable	568,794
Other accounts receivable	59,939
Less: Allowance for doubtful accounts	(43,582)
$3,434,569

4. Inventory

Inventory consists of the following at December 31, 2006:

Finished goods	$1,791,816

5. Property and Equipment, Net

Property and equipment, net consist of the following at December 31, 2006:

Vehicles	$272,785
Furniture and fixtures	13,284
Office equipment	4,089
Leasehold improvements	4,013
294,171
Less: Accumulated depreciation and amortization	(99,304)
$194,867

AKEENA SOLAR, INC.
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

Depreciation expense for the years ended December 31, 2006 and 2005 was approximately $37,000 and $28,000, respectively. Accumulated depreciation related to approximately $64,000 of assets under capital leases was approximately $4,000 at December 31, 2006.

6. Assets Acquired

On September 29, 2006, the Company executed an Account Purchase Agreement (the “Purchase Agreement”), whereby the Company purchased customer contracts, fixed assets and a customer listing from an individual (the “Seller”) who, subsequent to the execution of the Purchase Agreement, became an employee of the Company. This employee has been hired to expand the Company’s operations into Fresno, California. The customer contracts of approximately $109,000 are included within “Prepaid expenses and other current assets, net” in the accompanying consolidated balance sheet at December 31, 2006, net of accumulated amortization of approximately $55,000. The customer contracts are being amortized over the period during which they are completed, which will range from 3-12 months from the purchase date of these contracts. The fixed assets purchased of approximately $37,000 are included within “Property and equipment, net” and the customer listing valued at approximately $277,000 is included within “Customer list, net” in the accompanying consolidated balance sheet at December 31, 2006, net of accumulated amortization of approximately $46,000 at December 31, 2006. The customer list is being amortized over an eighteen month period. Upon execution of the Purchase Agreement, the Seller received approximately $196,000 and during January 2007, received approximately $176,000 in the Company’s common stock, based upon the weighted average closing price of the shares. The $176,000 to be received by the Seller is included within “Common stock issuable” in the accompanying consolidated balance sheet at December 31, 2006, and was settled in 54,621 shares of the Company’s common stock during January 2007 (see Note 18). The total assets purchased under the Purchase Agreement were approximately $423,000 which consisted of the customer contracts valued at approximately $109,000, fixed assets of approximately $37,000, and a customer list valued at approximately $277,000. Customer deposit liabilities of approximately $51,000 were assumed by the Company at the time of the purchase of the customer contracts, fixed assets and a customer list.

As long as the Seller remains employed by the Company, the Seller will receive cash of $77,000 during April 2007. If certain revenue milestone amounts are attained, the Seller may receive 29,481 and 27,143 shares of the Company’s common stock during 2007 and 2008, respectively. Additionally, per the terms of the Purchase Agreement, the Seller is entitled to receive 14,286 shares of the Company’s common stock on December 31, 2008, as long as the Seller remains employed by the Company at that time. The additional shares of the Company’s common stock that may be issued to the Seller based upon the Seller’s attainment of certain revenue milestone amounts will be treated as compensation expense and are limited to a maximum of 200,000 shares per the terms of the Purchase Agreement.

Concurrent with the Purchase Agreement, the Company executed an employment agreement with the Seller which provides for, among other things, an annual salary of $120,000. This agreement expires December 31, 2008. There are automatic one-year renewals unless notice is given within 30 days of the end of the term by either party.

7. Accrued Liabilities

Accrued liabilities consist of the following at December 31, 2006:

Customer deposits	$308,802
Accrued salaries and benefits	72,048
Accrued accounting and legal fees	35,200
Other accrued liabilities	206,134
$622,184

8. Credit Facility

On December 19, 2006, the Company entered into a master revolving note with Comerica Bank (the “2006 Credit Facility”), with a maturity date of January 1, 2008, to replace the Company’s previous credit facility with Citibank West FSB dated August 31, 2005. As of December 31, 2006, $500,000 was outstanding under the 2006 Credit Facility and no additional borrowing capacity was available at December 31, 2006. A $250,000 letter of credit is outstanding under the 2006 Credit Facility at December 31, 2006, and pursuant to the terms of the 2006 Credit Facility, letters of credit issued may not exceed $250,000.

AKEENA SOLAR, INC.
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

Interest on the outstanding balance under the 2006 Credit Facility is calculated on the prime rate (“Prime”) plus 0.5%. Interest was calculated based on Prime plus 0.5% (8.75%) at December 31, 2006.

All of the existing property and assets of the Company are pledged as collateral for the 2006 Credit Facility. In addition, the Company’s obligations are collateralized by a guaranty from the Chief Executive Officer of the Company, which includes as collateral all personal property and assets up to a maximum liability of $500,000.

There are no restrictive financial covenants, such as minimum financial performance objectives, under the 2006 Credit Facility.
On January 29, 2007, the Company entered into a Loan and Security Agreement with Comerica Bank for a $2.0 million line of credit to replace the Company’s 2006 Credit Facility (see Note 18).

9. Capital Lease Obligations

The Company’s capital lease obligations consist of a forklift and two vehicles under capital leases. The Company’s scheduled principal maturities relating to capital lease obligations at December 31, 2006 are as follows:

2007	$12,205
2008	13,373
2009	13,738
2010	11,300
2011	4,267
54,883
Less: current portion	(12,205)
$42,678

10. Long-Term Debt

The Company’s long-term debt consists of five vehicle loans. One new vehicle loan was obtained during 2006, and one vehicle loan was paid off during 2006. The scheduled principal maturities of long-term debt at December 31, 2006 are as follows:

2007	$17,307
2008	11,560
2009	8,883
2010	4,578
2011	3,652
45,980
Less: current portion	(17,307)
$28,673

11. Stockholders’ Equity

The Company was incorporated in 2001 as a Subchapter S corporation. During June 2006, the Company became a C corporation in the State of Delaware. On August 11, 2006, the Company entered into a reverse merger transaction with Fairview as discussed in Note 1. Pursuant to the Merger, the stockholders of Akeena Solar received one share of Fairview common stock for each issued and outstanding share of Akeena Solar common stock, which totaled 8,000,000 shares. In addition, in connection with the reverse merger, the Company’s 1,000,000 outstanding warrants were exchanged for warrants of Fairview. The warrants to purchase 1,000,000 shares of the Company’s common stock were exercised and 1,000,000 shares of common stock were issued during 2006 at the exercise price of $0.01, for approximately $10,000. Akeena Solar’s common shares were also adjusted from $0.01 par value to $0.001 par value at the time of the Merger. Subsequent to the closing of the Merger, the closing of the Private Placement of 3,217,500 shares of the Company’s common stock at an issue price of $1.00 per share for a total of $3,217,500, net of placement agent fees of $131,539, and the cancellation of 3,877,477 shares of Fairview common stock, the former stockholders of Akeena Solar held a majority of Fairview’s outstanding common stock. The $131,539 of placement agent fees were comprised of $61,500 in cash fees paid and warrants to purchase 61,500 shares of the Company’s common stock valued at $70,039 (see Note 13). Since the stockholders of Akeena Solar own a majority of the outstanding shares of Fairview common stock immediately following the Merger, and the management and board of Akeena Solar became the management and board of Fairview immediately following the Merger, the Merger is being accounted for as a reverse merger transaction and Akeena Solar is deemed to be the acquirer. The assets, liabilities and the historical operations prior to the Merger are those of Akeena Solar. Subsequent to the Merger, the consolidated financial statements include the assets and liabilities of Akeena Solar and Fairview, and the historical operations of Akeena Solar and the operations of Fairview from the closing date of the Merger.

AKEENA SOLAR, INC.
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

12. Stock Incentive Plan

On August 8, 2006, Akeena Solar adopted the Akeena Solar, Inc. 2006 Stock Incentive Plan (the “Stock Plan”) pursuant to which 450,000 shares of common stock were available for issuance to employees, directors and consultants under the Stock Plan as restricted stock and/or stock options. On December 20, 2006, the Stock Plan was amended to increase the number of shares available for issuance under the Stock Plan from 450,000 shares to 1,000,000 shares.

Restricted stock and stock options may be issued under the Stock Plan. The restriction period on the restricted shares granted shall expire at a rate of 25% a year over four years. Upon the lapse of the restriction period, the grantee shall become entitled to receive a stock certificate evidencing the common shares, and the restrictions shall cease to exist. The following table sets forth a summary of restricted stock activity for the year ended December 31, 2006:

	Number of Restricted Shares	Average Fair Value on Grant Date
Outstanding at January 1, 2006	—	$—
Granted during 2006	407,305	$1.76
Forfeited/cancelled during 2006	(48,898)	$1.00
Released/vested during 2006	(3,785)	$1.00
Outstanding at December 31, 2006	354,622

The restricted stock is valued at the grant date fair value of the common stock and expensed over the requisite service period or vesting period. The Company recognized stock based compensation expense of approximately $38,000 during the year ended December 31, 2006 relating to compensation expense calculated in accordance with SFAS 123R for restricted stock granted under the Stock Plan during the year ended December 31, 2006. SFAS 123R requires the estimation of forfeitures when recognizing compensation expense and that this estimate of forfeitures be adjusted over the requisite service period should actual forfeitures differ from such estimates. At December 31, 2006, there was approximately $545,000 of unrecognized share-based compensation expense associated with the non-vested restricted shares granted. Stock based compensation expense relating to these restricted shares is expected to be recognized over a period of four years.

SFAS 123R requires the cash flows as a result of the tax benefits resulting from tax deductions in excess of the compensation cost recognized (excess tax benefits) to be classified as financing cash flows. There are no excess tax benefits for the year ended December 31, 2006, and therefore, there is no impact on the accompanying consolidated statements of cash flows.

13. Stock Options and Stock Warrants

The Company’s 2001 Stock Option Plan (the “2001 Plan”) provides for the issuance of incentive stock options and non-statutory stock options. The Company’s Board of Directors, which, subject to the terms of the 2001 Plan, determines to whom grants are made, and the vesting, timing, amounts and other terms of such grants. Incentive stock options may be granted only to employees of the Company, while non-statutory stock options may be granted to the Company’s employees, officers, directors, consultants and advisors. Options under the Plan vest as determined by the Board of Directors, but in no event at a rate less than 20% per year. The term of the options granted under the 2001 Plan may not exceed 10 years and the maximum aggregate shares that may be issued upon exercise of such options is 4,000,000 shares of common stock. No options have been granted under the 2001 Plan as of December 31, 2006.

AKEENA SOLAR, INC.
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

In March 2001, the Company issued a warrant to purchase 1,000,000 shares of the Company’s common stock at an exercise price per share of $0.01 in exchange for the purchase of assets from Akeena Wireless, Inc. (“AWI”), a related party (see Note 15). The warrants to purchase 1,000,000 shares of the Company’s common stock were exercised and 1,000,000 shares of common stock were issued during 2006 at the exercise price of $0.01, for approximately $10,000.

During August and September 2006, the Company issued warrants to purchase 61,500 shares of the Company’s common stock at an exercise price per share of $1.00 to the placement agent that sold 41 units under the Private Placement. The fair value of these warrants was estimated using the Black-Scholes pricing model with the following weighted average assumptions: a risk-free interest rate of 4.9%, an expected life of three years, an expected volatility factor or 103.3% and a dividend yield of 0.0%. The value assigned to these warrants under the Black-Scholes estimate is approximately $70,000. The aggregate intrinsic value of the 61,500 warrants outstanding and exercisable at December 31, 2006 was approximately $160,000.

Therefore, as of December 31, 2006, warrants to purchase 61,500 shares of the Company’s common stock are outstanding and exercisable.

14. Income Taxes

As the Company was a Subchapter S corporation until June 2006, any taxable income or loss of the S corporation through June 2006 was included within the sole stockholder’s income for federal and state income tax purposes. During the year ended December 31, 2006, there was no income tax expense or benefit for federal and state income taxes in the accompanying consolidated statements of operations due to the Company’s net loss and a valuation allowance on the resulting deferred tax asset.

The actual tax expense differs from the “expected” tax expense for the year ended December 31, 2006 (computed by applying the U.S. Federal Corporate tax rate of 35% to income before taxes) as follows:

Computed “expected” tax benefit	$(553,376)
State income taxes	(86,959)
Change in deferred tax asset valuation	640,335
Actual tax expense	$—

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 2006 are as follows:

Deferred tax asset:
Net operating loss carryforward	$640,335
Less: Valuation allowance	(640,335)
Net deferred tax asset	$—

At December 31, 2006, the Company had useable net operating loss carryforwards of approximately $1.6 million for federal and state income tax purposes, available to offset future taxable income expiring in 2016 and 2026, respectively. The net change in the valuation allowance during the year ended December 31, 2006 was an increase of approximately $640,000.

AKEENA SOLAR, INC.
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

Unaudited Pro Forma Information

During June 2006, the Company terminated its S corporation tax status and became taxable as a C corporation. If the Company were taxable as a C corporation for all periods presented, there would be no effect for the year ended December 31, 2006, while pro forma net income for the year ended December 31, 2005 would have been approximately $1,200 and pro forma earnings per share would have been $0.00 per share. Historical earnings per share for the year ended December 31, 2005 was $0.00.

15. Related Party Transactions

The Chief Executive Officer of the Company is a director of AWI and is currently a custodian for AWI. The Company has an amount due from a related party for expenses of approximately $22,000 paid by the Company on behalf of AWI, which are recorded as “Due from related party” within the accompanying consolidated balance sheet.

16. Commitments and Contingencies

Non-Cancelable Operating Leases

The Company’s operating lease for its Los Gatos, California office facility expired during April 2006, and was subsequently renewed through July 2007. The Company’s operating lease for its Los Gatos, California warehouse facility expires in June 2010. The Company rents office and warehouse space in New Jersey on a month-to-month basis and also rents office space in Clovis, California on a month-to-month basis. Total rent expense amounted to approximately $87,000 and $80,000 for the years ended December 31, 2006 and 2005, respectively. During December 2006, the Company entered into an operating lease to rent approximately 2,400 square feet of office space located in Orange County, California, which expires in December 2008.

Future minimum lease payments on operating leases at December 31, 2006 are as follows:

2007	$161,369
2008	126,924
2009	101,520
2010	50,760
2011	—
Thereafter	—
Total minimum lease payments	$440,573

Litigation

The Company is involved in certain legal proceedings arising in the ordinary course of business. In the opinion of management, the outcome of such proceedings will not materially affect the Company’s financial position, results of operations or cash flows.

Employment Agreement

The Company has an employment agreement with an employee which provides for an annual salary of $120,000 and expires December 31, 2008. There are automatic one-year renewals unless written notice is given within 30 days of the end of the term by either party.

17. Significant Concentrations of Business and Credit Risk

Financial instruments that potentially subject the Company to credit risk are comprised of cash and cash equivalents, which are maintained at high quality financial institutions. At December 31, 2006, there was approximately $1.0 million in excess of the FDIC limit of $100,000.

The Company maintains reserves for potential credit losses and such losses, in the aggregate, have generally not exceeded management’s estimates. The Company has three vendors that accounted for approximately 79.6% and 89.0%, respectively, of materials purchases during the years ended December 31, 2006 and 2005. At December 31, 2006, accounts payable included amounts owed to the 2006 top three vendors of approximately $1.3 million.

AKEENA SOLAR, INC.
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

18. Subsequent Events

On January 29, 2007, the Company entered into a Loan and Security Agreement with Comerica Bank for a $2.0 million line of credit (the “2007 Credit Facility”) to replace the Company’s 2006 Credit Facility dated December 19, 2006. As of March 27, 2007, approximately $100,000 is outstanding under the 2007 Credit Facility, in addition to a $250,000 letter of credit, and approximately $1.7 million in additional borrowing capacity is available.

During January 2007, 54,621 shares of the Company’s common stock were issued at a value of approximately $176,000 in accordance with the terms of the Purchase Agreement as described in Note 6. During March 2007, the Company’s Board of Directors approved the granting of an aggregate of 31,520 restricted common stock to employees under the Company’s Stock Plan.

During March 2007, the Company raised approximately $4.1 million under a private investment offering. The Company issued 2,062,304 shares of common stock and warrants to purchase 412,460 shares of the Company’s common stock, with exercise prices ranging from $2.75 — $3.00 per share. Under the terms of the offering, the Company is obligated to file a registration statement with the SEC covering the shares of common stock issued and the shares underlying the warrants in April 2007.

AKEENA SOLAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

March 31, 2007
Assets
Current assets
Cash and cash equivalents	$376,429
Accounts receivable, net	5,212,807
Inventory	3,914,403
Prepaid expenses and other current assets, net	1,093,925
Total current assets	10,597,564
Property and equipment, net	273,623
Due from related party	21,825
Customer list, net	184,791
Other assets	76,459
Total assets	$11,154,262

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,532,945
Customer rebate payable	1,286,818
Accrued liabilities	693,040
Accrued warranty	600,724
Deferred revenue	1,274,065
Credit facility	100,000
Current portion of capital lease obligations	12,498
Current portion of long-term debt	27,567
Total current liabilities	6,527,657

Capital lease obligations, less current portion	39,448
Long-term debt, less current portion	79,688
Total liabilities	6,646,793

Commitments, contingencies and subsequent events (Notes 14 and 15)

Stockholders’ equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized; none issued and outstanding at March 31, 2007	—
Common stock $0.001 par value; 50,000,000 shares authorized; 18,015,196 shares issued and outstanding at March 31, 2007	18,015
Additional paid-in capital	7,003,932
Accumulated deficit	(2,514,478)
Total stockholders’ equity	4,507,469
Total liabilities and stockholders’ equity	$11,154,262

The accompanying notes are an integral part of these condensed consolidated financial statements.

AKEENA SOLAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2007	2006
Net sales	$6,292,430	$2,490,173
Cost of sales	4,792,864	1,921,797
Gross profit	1,499,566	568,376
Operating expenses
Sales and marketing	768,131	151,500
General and administrative	1,637,861	384,215
Total operating expenses	2,405,992	535,715
(Loss) income from operations	(906,426)	32,661
Other income (expense)
Interest income (expense), net	(26,978)	(13,031)
Total other income (expense)	(26,978)	(13,031)
(Loss) income before provision for income taxes	(933,404)	19,630
Provision for income taxes	—	—
Net (loss) income	$(933,404)	$19,630

(Loss) earnings per common and common equivalent share:
Basic	$(0.06)	$0.00
Diluted	$(0.06)	$0.00

Weighted average shares used in computing (loss) earnings per common and common equivalent share:
Basic	16,463,663	9,000,000
Diluted	16,463,663	9,000,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

AKEENA SOLAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Unaudited)

	Common Stock
	Number of Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Stockholders’ Equity
Balance at January 1, 2007	15,877,751	$15,878	$2,955,926	$(1,581,074)	$1,390,730
Proceeds from issuance of common stock at $1.97 under private placement, $0.001 par value	2,062,304	2,062	4,060,677	—	4,062,739
Total placement agent fees and registration fees	—	—	(390,057)	—	(390,057)
Warrants issued to placement agent and warrants issued for finders fees	—	—	122,308	—	122,308
Issuance of common shares at $3.21, as per an account purchase agreement, $0.001 par value	54,621	55	175,513	—	175,568
Release of restricted common shares and stock-based compensation expense	20,520	20	79,565	—	79,585
Net loss	—	—	—	(933,404)	(933,404)
Balance at March 31, 2007	18,015,196	$18,015	$7,003,932	$(2,514,478)	$4,507,469

The accompanying notes are an integral part of these condensed consolidated financial statements.

AKEENA SOLAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2007	2006
Cash flows from operating activities
Net (loss) income	$(933,404)	$19,630
Adjustments to reconcile net (loss) income to net cash used in operations
Depreciation	14,895	7,182
Amortization of customer list and customer contracts	86,394	—
Bad debt expense	23,290	175
Non-cash stock-based compensation expense	79,585	—
Changes in assets and liabilities:
Accounts receivable	(1,801,528)	107,462
Inventory	(2,122,587)	(704,711)
Prepaid expenses and other current assets	(295,930)	71,107
Other assets	(51,708)	—
Accounts payable	479,378	202,676
Customer rebate payable	90,455	246,557
Accrued liabilities and accrued warranty	162,925	83,220
Deferred revenue	292,611	(264,374)
Net cash used in operating activities	(3,975,624)	(231,076)
Cash flows from investing activities
Capital expenditures	(93,651)	—
Net cash used in investing activities	(93,651)	—
Cash flows from financing activities
Borrowing on long-term debt	66,195	—
Repayment of long-term debt	(4,920)	(4,725)
Repayments on line of credit	(400,000)	—
Distributions to stockholder	—	(11,000)
Payment of capital lease obligations	(2,937)	—
Issuance of common stock under private placement	4,062,739	—
Payment of placement agent fees and registration fees	(267,749)	—
Net cash provided by (used in) financing activities	3,453,328	(15,725)
Net decrease in cash and cash equivalents	(615,947)	(246,801)
Cash and cash equivalents
Beginning of period	992,376	270,046
End of period	$376,429	$23,245
Supplemental cash flows disclosures:
Cash paid during the period for interest	$25,373	$13,035

Non-cash investing and financing activities
Issuance of common stock warrants for placement agent fees and finders fees	$122,308	$—
Issuance of common stock under an account purchase agreement	$175,568	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

AKEENA SOLAR, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2007
(Unaudited)

1. Basis of Presentation and Description of Business

Basis of Presentation — Interim Financial Information

The accompanying consolidated financial statements are unaudited and have been prepared in accordance with generally accepted accounting principles for interim financial information. They should be read in conjunction with the financial statements and related notes to the financial statements of Akeena Solar, Inc. (the “Company”) for the years ended December 31, 2006 and 2005 appearing in the Company’s Form 10-KSB. The March 31, 2007 unaudited interim consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and note disclosures normally included in the annual financial statements on Form 10-KSB have been condensed or omitted pursuant to those rules and regulations, although the Company’s management believes the disclosures made are adequate to make the information presented not misleading. In the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair statement of the result of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the entire year.

Akeena Solar, Inc. was incorporated in February 2001 as a Subchapter S corporation in the State of California. During June 2006, the Company became a C corporation in the State of Delaware. On August 11, 2006, the Company entered into a reverse merger transaction (the “Merger”) with Fairview Energy Corporation, Inc. (“Fairview”). Pursuant to the merger agreement, the stockholders of Akeena Solar received one share of Fairview common stock for each issued and outstanding share of Akeena Solar common stock, which totaled 8,000,000 shares. Akeena Solar’s common shares were also adjusted from $0.01 par value to $0.001 par value at the time of the Merger. Subsequent to the closing of the Merger, the closing of a private placement of 3,217,500 shares of the Company’s common stock (the “Private Placement”) at an issue price of $1.00 per share for a total of $3,217,500, net of placement agent fees of $131,539, and the cancellation of 3,877,477 shares of Fairview common stock, the former stockholders of Akeena Solar held a majority of Fairview’s outstanding common stock. The $131,539 of placement agent fees were comprised of $61,500 in cash fees paid and warrants to purchase 61,500 shares of the Company’s common stock valued at $70,039 (see Note 10). Since the stockholders of Akeena Solar own a majority of the outstanding shares of Fairview common stock immediately following the Merger, and the management and board of Akeena Solar became the management and board of Fairview immediately following the Merger, the Merger is being accounted for as a reverse merger transaction and Akeena Solar is deemed to be the acquirer. The assets, liabilities and the historical operations prior to the Merger are those of Akeena Solar. Subsequent to the Merger, the consolidated financial statements include the assets and liabilities of Akeena Solar and Fairview, and the historical operations of Akeena Solar and the operations of Fairview from the closing date of the Merger.

Description of Business

The Company is engaged in a single business segment, the installation of solar panel systems to residential and commercial markets.

2. Significant Accounting Policies

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain prior year amounts have been reclassified to conform with the current year presentation.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less, when purchased, to be cash equivalents. The Company maintains cash and cash equivalents which consist principally of demand deposits with high credit quality financial institutions. At certain times, such amounts exceed FDIC insurance limits. The Company has not experienced any losses on these investments.

Manufacturer and installation warranties

The Company warrants its products for various periods against defects in material or installation workmanship. The manufacturer warranty on the solar panels and the inverters have a warranty period range of 5 — 25 years. The Company assists the customer in the event that the manufacturer warranty needs to be used to replace a defected panel or inverter. The Company provides for a 5-year warranty on the installation of a system and all equipment and incidental supplies other than solar panels and inverters that are covered under the manufacturer warranty. The Company records a provision for the installation warranty, within cost of sales, based on historical experience and future expectations of the probable cost to be incurred in honoring its warranty commitment. The provision for the installation warranty is included within “Accrued warranty” in the accompanying condensed consolidated balance sheet.

The provision for installation warranty consisted of the following at March 31, 2007:

2007
Balance at beginning of period	$508,655
Provision charged to warranty expense	99,569
Less: warranty claims	(7,500)
Balance at end of period	$600,724

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, Accounting for Income Taxes.” FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. The interpretation applies to all tax positions related to income taxes subject to FASB Statement No. 109. FIN 48 is effective for fiscal years beginning after December 15, 2006. Differences between the amounts recognized in the statements of financial position prior to the adoption of FIN 48 and the amounts reported after adoption should be accounted for as a cumulative-effect adjustment recorded to the beginning balance of retained earnings. The adoption of FIN 48 did not have a material impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with GAAP, and expands disclosures about fair value measurements. This statement does not require any new fair value measurements in accounting pronouncements where fair value is the relevant measurement attribute. However, for some entities, the application of this statement will change current practice for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of the adoption of SFAS 157 on its definition and measurement of fair value and disclosure requirements.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108 (“SAB 108”) which provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. The Company has determined that the guidance in SAB 108 does not have a material impact on its consolidated financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” (“SFAS 159”). SFAS 159 allows entities the option to measure eligible financial instruments at fair value as of specified dates. Such election, which may be applied on an instrument by instrument basis, is typically irrevocable once elected. SFAS 159 is effective for fiscal years beginning after November 15, 2007, and early application is allowed under certain circumstances. The Company does not expect the adoption of SFAS 159 to have a material impact on its consolidated financial position or results of operations.

3. Accounts Receivable

Accounts receivable consists of the following at March 31:

2007
Trade accounts	$2,588,907
California rebate receivable	1,358,827
Other state rebates receivable	926,200
Rebate receivable assigned to vendor	370,745
Other accounts receivable	35,000
Less: Allowance for doubtful accounts	(66,872)
$5,212,807

4. Property and equipment, net

Property and equipment, net consist of the following at March 31:

2007
Vehicles	$338,979
Furniture and fixtures	30,910
Office equipment	13,920
Leasehold improvements	4,013
387,822
Less: Accumulated depreciation and amortization	(114,199)
$273,623

Depreciation expense for the three months ended March 31, 2007 and 2006 was approximately $15,000 and $7,000, respectively. Accumulated depreciation related to approximately $64,000 of assets under capital leases was approximately $7,000 at March 31, 2007.

5. Assets Acquired

On September 29, 2006, the Company executed an Account Purchase Agreement (the “Purchase Agreement”), whereby the Company purchased customer contracts, fixed assets and a customer listing from an individual (the “Seller”) who, subsequent to the execution of the Purchase Agreement, became an employee of the Company. This employee has been hired to expand the Company’s operations into Fresno, California. The customer contracts of approximately $109,000 are included within “Prepaid expenses and other current assets, net” in the accompanying condensed consolidated balance sheet at March 31, 2007, net of accumulated amortization of approximately $95,000. The customer contracts are being amortized over the period during which they are completed, which will range from 3-12 months from the purchase date of these contracts. The fixed assets purchased of approximately $37,000 are included within “Property and equipment, net” and the customer listing valued at approximately $277,000 is included within “Customer list, net” in the accompanying condensed consolidated balance sheet at March 31, 2007, net of accumulated amortization of approximately $92,000 at March 31, 2007. The customer list is being amortized over an eighteen month period. Upon execution of the Purchase Agreement, the Seller received approximately $196,000 and during January 2007, received approximately $176,000 in the Company’s common stock, based upon the weighted average closing price of the shares. The $176,000 was settled in 54,621 shares of the Company’s common stock (see Note 8). The total assets purchased under the Purchase Agreement were approximately $423,000 which consisted of the customer contracts valued at approximately $109,000, fixed assets of approximately $37,000, and a customer list valued at approximately $277,000. Customer deposit liabilities of approximately $51,000 were assumed by the Company at the time of the purchase of the customer contracts, fixed assets and a customer list.

Under the terms of the Purchase Agreement, the Seller received cash of $77,000 during April 2007 (see Note 15). If certain revenue milestone amounts are attained, the Seller may receive 29,481 and 27,143 shares of the Company’s common stock during 2007 and 2008, respectively. Additionally, per the terms of the Purchase Agreement, the Seller is entitled to receive 14,286 shares of the Company’s common stock on December 31, 2008, as long as the Seller remains employed by the Company at that time. The additional shares of the Company’s common stock that may be issued to the Seller based upon the Seller’s attainment of certain revenue milestone amounts will be treated as compensation expense and are limited to a maximum of 200,000 shares per the terms of the Purchase Agreement.

Concurrent with the Purchase Agreement, the Company executed an employment agreement with the Seller which provides for, among other things, an annual base salary of $120,000. This agreement expires December 31, 2008. There are automatic one-year renewals unless notice is given within 30 days of the end of the term by either party.

6. Accrued liabilities

Accrued liabilities consist of the following at March 31:

2007
Customer deposits	$362,024
Accrued salaries and benefits	87,576
Accrued accounting and legal fees	25,200
Other accrued liabilities	218,240
$693,040

7. Credit facility and long-term debt

On December 19, 2006, the Company entered into a master revolving note with Comerica Bank (the “2006 Credit Facility”), with a maturity date of January 1, 2008, to replace the Company’s previous credit facility with Citibank West FSB dated August 31, 2005. On January 29, 2007, the Company entered into a Loan and Security Agreement with Comerica Bank for a $2.0 million line of credit (the “2007 Credit Facility”) to replace the Company’s 2006 Credit Facility dated December 19, 2006.

As of March 31, 2007, $100,000 was outstanding under the 2007 Credit Facility and approximately $1.7 million in additional borrowing capacity was available. In addition, a $250,000 letter of credit was outstanding under the 2007 Credit Facility at March 31, 2007, which is the maximum amount permitted. Interest on the outstanding balance under the 2007 Credit Facility is calculated on the prime rate (“Prime”) plus 0.5%. Interest was calculated based on Prime plus 0.5% (8.75%) at March 31, 2007. Under the 2007 Credit Facility, the Company can borrow against 80% of Eligible Accounts Receivable plus 50% of Inventory Availability (as such terms are defined in the monthly borrowing base report provided to Comerica Bank as per the terms of the 2007 Credit Facility), up to a maximum loan amount of $2.0 million. As of March 31, 2007, 80% of the Company’s Eligible Accounts Receivable was approximately $2.1 million, and 50% of Inventory Availability was approximately $2.0 million.

All of the existing property and assets of the Company are pledged as collateral for the 2007 Credit Facility. In addition, the Company’s obligations are collateralized by a guaranty from the Chief Executive Officer of the Company, which includes as collateral all personal property and assets up to a maximum liability of $500,000.

8. Stockholders’ equity

The Company was incorporated in 2001 as a Subchapter S corporation. During June 2006, the Company became a C corporation in the State of Delaware. On August 11, 2006, the Company entered into a reverse merger transaction with Fairview as discussed in Note 1. Pursuant to the Merger, the stockholders of Akeena Solar received one share of Fairview common stock for each issued and outstanding share of Akeena Solar common stock, which totaled 8,000,000 shares. In addition, in connection with the reverse merger, the Company’s 1,000,000 outstanding warrants were exchanged for warrants of Fairview. The warrants to purchase 1,000,000 shares of the Company’s common stock were exercised and 1,000,000 shares of common stock were issued during 2006 at the exercise price of $0.01, for approximately $10,000. Akeena Solar’s common shares were also adjusted from $0.01 par value to $0.001 par value at the time of the Merger. Subsequent to the closing of the Merger, the closing of the Private Placement of 3,217,500 shares of the Company’s common stock at an issue price of $1.00 per share for a total of $3,217,500, net of placement agent fees of $131,539, and the cancellation of 3,877,477 shares of Fairview common stock, the former stockholders of Akeena Solar held a majority of Fairview’s outstanding common stock. The $131,539 of placement agent fees were comprised of $61,500 in cash fees paid and warrants to purchase 61,500 shares of the Company’s common stock valued at $70,039 (see Note 10). Since the stockholders of Akeena Solar own a majority of the outstanding shares of Fairview common stock immediately following the Merger, and the management and board of Akeena Solar became the management and board of Fairview immediately following the Merger, the Merger was accounted for as a reverse merger transaction and Akeena Solar was deemed to be the acquirer. The assets, liabilities and the historical operations prior to the Merger are those of Akeena Solar. Subsequent to the Merger, the consolidated financial statements include the assets and liabilities of Akeena Solar and Fairview, and the historical operations of Akeena Solar and the operations of Fairview from the closing date of the Merger.

During January 2007, 54,621 shares of the Company’s common stock were issued at a value of approximately $176,000 in accordance with the terms of the Purchase Agreement as described in Note 5. During March 2007, the Company issued 2,062,304 shares of common stock and raised approximately $4.1 million under a private placement offering (the “March 2007 Private Placement”). Placement agent fees and registration fees relating to the March 2007 Private Placement were $390,057, which include cash fees paid of $267,749 and warrants to purchase 79,976 shares of the Company’s common stock valued at $122,308 (see Note 10).

9. Stock Incentive Plan

On August 8, 2006, Akeena Solar adopted the Akeena Solar, Inc. 2006 Stock Incentive Plan (the “Stock Plan”) pursuant to which 450,000 shares of common stock were available for issuance to employees, directors and consultants under the Stock Plan as restricted stock and/or stock options. On December 20, 2006, the Stock Plan was amended to increase the number of shares available for issuance under the Stock Plan from 450,000 shares to 1,000,000 shares.

Restricted stock and stock options may be issued under the Stock Plan. The restriction period on the restricted shares granted shall expire at a rate of 25% a year over four years. Upon the lapse of the restriction period, the grantee shall become entitled to receive a stock certificate evidencing the common shares, and the restrictions shall cease to exist. The following table sets forth a summary of restricted stock activity for the three months ended March 31, 2007:

	Number of Restricted Shares	Weighted Average Fair Value on Grant Date
Outstanding at January 1, 2007	354,622
Granted during 2007	31,520	$2.45
Forfeited/cancelled during 2007	(26,479)	$2.00
Released/vested during 2007	(20,520)	$2.45
Outstanding at March 31, 2007	339,143

The restricted stock is valued at the grant date fair value of the common stock and expensed over the requisite service period or vesting period. The Company recognized stock-based compensation expense of approximately $80,000 during the three months ended March 31, 2007 relating to compensation expense calculated in accordance with SFAS 123R for restricted stock granted under the Stock Plan. SFAS 123R requires the estimation of forfeitures when recognizing compensation expense and that this estimate of forfeitures be adjusted over the requisite service period should actual forfeitures differ from such estimates. At March 31, 2007, there was approximately $482,000 of unrecognized stock-based compensation expense associated with the non-vested restricted shares granted. Stock-based compensation expense relating to these restricted shares is expected to be recognized over a period of four years. SFAS 123R requires the cash flows as a result of the tax benefits resulting from tax deductions in excess of the compensation cost recognized (excess tax benefits) to be classified as financing cash flows. There are no excess tax benefits for the three months ended March 31, 2007, and therefore, there is no impact on the accompanying unaudited consolidated statements of cash flows.

10. Stock options and stock warrants

The Company’s 2001 Stock Option Plan (the “2001 Plan”) provides for the issuance of incentive stock options and non-statutory stock options. The Company’s Board of Directors, which, subject to the terms of the 2001 Plan, determines to whom grants are made, and the vesting, timing, amounts and other terms of such grants. Incentive stock options may be granted only to employees of the Company, while non-statutory stock options may be granted to the Company’s employees, officers, directors, consultants and advisors. Options under the Plan vest as determined by the Board of Directors, but in no event at a rate less than 20% per year. The term of the options granted under the 2001 Plan may not exceed 10 years and the maximum aggregate shares that may be issued upon exercise of such options is 4,000,000 shares of common stock. No options have been granted under the 2001 Plan as of March 31, 2007.

During August and September 2006, the Company issued warrants to purchase 61,500 shares of the Company’s common stock at an exercise price per share of $1.00 to the placement agent that sold 41 units under the Private Placement. The fair value of these warrants was estimated using the Black-Scholes pricing model with the following weighted average assumptions: a risk-free interest rate of 4.9%, an expected life of three years, an expected volatility factor or 103.3% and a dividend yield of 0.0%. The value assigned to these warrants under the Black-Scholes estimate is approximately $70,000.

During March 2007, the Company issued warrants to purchase 79,976 shares of the Company’s common stock at exercise prices ranging from $1.97 — $2.75 per share in connection with the March 2007 Private Placement. The fair value of these warrants was estimated using the Black-Scholes pricing model with the following weighted average assumptions: a risk-free interest rate of 4.5%, an expected life of three years, an expected volatility factor or 103.3% and a dividend yield of 0.0%. The value assigned to these warrants under the Black-Scholes estimate is approximately $122,000.

In connection with the $4.1 million raised under the March 2007 Private Placement and the issuance of 2,062,304 shares of common stock to the investors, the Company also issued to the investors in the March 2007 Private Placement warrants to purchase 412,460 shares of the Company’s common stock, with exercise prices ranging from $2.75 — 3.00 per share. Using the Black-Scholes pricing model, the relative fair value of the warrants issued to the investors under the March 2007 Private Placement was approximately $779,000. The total relative fair value of the common stock and the warrants issued to investors under the March 2007 Private Placement was approximately $4.7 million.

Therefore, as of March 31, 2007, warrants to purchase 553,936 shares of the Company’s common stock were outstanding and exercisable.

11. Earnings per share

Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the period presented. Diluted earnings per share is computed using the weighted average number of common shares outstanding during the periods plus the effect of dilutive securities outstanding during the periods. For the three months ended March 31, 2007, basic earnings per share is the same as diluted earnings per share as a result of the Company’s common stock equivalents being anti-dilutive due to the Company’s net loss. The Company’s issued and outstanding common shares as of March 31, 2006 does not include the underlying shares exercisable relating to the issuance of 1,000,000 warrants outstanding at March 31, 2006, exercisable at $0.01 per share. In accordance with SFAS No. 128, “Earnings Per Share,” the Company has given effect to the issuance of these warrants in computing basic net income per share for the three months ended March 31, 2006. The warrants to purchase 1,000,000 shares of common stock were exercised and issued during the fourth quarter of 2006, and are therefore included in the Company’s issued and outstanding common shares as of March 31, 2007.

At March 31, 2007, warrants to purchase 553,936 shares of the Company’s common stock and 339,143 non-vested restricted shares, net of forfeitures, (see Note 9) are dilutive securities that may dilute future earnings per share.

The weighted-average number of common shares outstanding of 16,463,663 and 9,000,000 as of March 31, 2007 and 2006, respectively, used to calculate the basic earnings per share include 1,000,000 contingently issuable warrants for shares of the Company’s common stock. Such warrants were exercised for 1,000,000 shares of common stock during the fourth quarter of 2006.

12. Related party transactions

The Chief Executive Officer of the Company is a director of Akeena Wireless, Inc. (“AWI”) and is currently a custodian for AWI. The Company has an amount due from this related party for expenses of approximately $22,000 paid by the Company on behalf of AWI, which are recorded as “Due from related party” within the accompanying consolidated balance sheet.

13. Income Taxes

As the Company was a Subchapter S corporation until June 2006, any taxable income or loss of the S corporation through June 2006 was included within the sole stockholder’s income for federal and state income tax purposes.

Deferred income taxes arise from timing differences resulting from income and expense items reported for financial account and tax purposes in different periods. A deferred tax asset valuation allowance is recorded when it is more likely than not that deferred tax assets will not be realized. During the three months ended March 31, 2007, there was no income tax expense or benefit for federal and state income taxes in the accompanying unaudited condensed consolidated statements of operations due to the Company’s net loss and a valuation allowance on the resulting deferred tax asset.

14. Commitments and contingencies

Litigation

The Company is involved in certain legal proceedings arising in the ordinary course of business. In the opinion of management, the outcome of such proceedings will not materially affect the Company’s financial position, results of operations or cash flows.

Employment Agreement

The Company has an employment agreement with an employee which provides for an annual base salary of $120,000 and expires December 31, 2008. There are automatic one-year renewals unless written notice is given within 30 days of the end of the term by either party.

15. Subsequent events

During April, May and June 2007, the Company granted an aggregate of 398,143 shares of restricted common stock under the Stock Plan to certain employees, consultants and advisors for services provided to the Company. Also during April 2007, the Company paid $77,000 in accordance with the terms of the Purchase Agreement as described in Note 5.

During May 2007, Akeena Corp., the Company’s wholly-owned subsidiary, entered into an asset purchase agreement (the “Asset Purchase Agreement”), whereby Akeena Solar purchased customer contracts and fixed assets from Alternative Energy, Inc. (“AEI”). The Company purchased fixed assets valued at approximately $102,000 and customer contracts valued at approximately $97,000. The Company assumed approximately $94,000 in vehicle loans and leases and also assumed customer deposit liabilities of approximately $9,000 relating to the customer contracts purchased. Pursuant to the terms of the Asset Purchase Agreement, the Company issued 100,000 shares of common stock as partial payment for the assets acquired from AEI. Upon executing the Asset Purchase Agreement, the Company assumed an operating lease for AEI’s office facility located in Santa Rosa, California, which includes a lease term expiring in September 2008 and monthly rent of approximately $2,600 monthly. Concurrent with the Asset Purchase Agreement, Akeena Corp. entered into a two-year employment agreement with the president of AEI which provides for, among other things, an annual base salary of $120,000, performance-based bonus compensation if certain sales goals are achieved payable in shares of the Company’s common stock, severance and non-competition provisions.

During June 2007, the Company closed a private placement offering to accredited investors (the “June 2007 Private Placement”) pursuant to which the Company realized gross proceeds of approximately $12.6 million, before commissions and expenses. In connection with the closing of the June 2007 Private Placement, the Company issued to investors an aggregate of 4,567,270 shares of its common stock and three-year warrants to purchase 913,455 shares of common stock at an exercise price of $3.95 per share. Empire Financial Group, Inc. acted as placement agent with respect to the June 2007 Private Placement and received a cash fee equal to $633,850 and warrants to purchase 376,800 shares of the Company’s common stock at an exercise price of $3.95 per share. Westminster Securities Corp. also received a finder’s fee of $21,000 and warrants to purchase 9,164 shares of the Company’s common stock at an exercise price of $2.75 per share.

Also during June 2007, the Company entered into a First Modification to Loan and Security Agreement with Comerica Bank (“First Modification”) which amends the 2007 Credit Facility to, among other things, (i) increase the line of credit from $2.0 million to $7.5 million, (ii) reduce the interest rate to Prime minus 0.5% and, (iii) change the maturity date of the 2007 Credit Facility from January 1, 2008 to August 1, 2008, at which time all outstanding amounts under the Credit Facility will become due and payable. Pursuant to the terms of the Inventory Rider to the First Modification, loans to the Company that are secured by the Company’s Inventory, as such term is defined by the 2007 Credit Facility, may be made up to a maximum amount outstanding not to exceed the lesser of 50% of the Company’s Inventory or $3.5 million. Additionally, the guaranty to Comerica Bank executed during December 2006 was terminated.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law, which we refer to as the “DGCL,” provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

     Our Certificate of Incorporation and By-laws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

     We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the DGCL would permit indemnification.

Item 25. Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses payable by us in connection with the sale of the Common Stock being registered. All of the amounts shown are estimated except the SEC registration fee.

SEC registration fee	$684
Legal fees and expenses	10,000
Accounting fees and expenses	20,000

Total	$30,684

Item 26. Recent Sales of Unregistered Securities.

     During the past three years, we have issued the following unregistered securities. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof and/or Regulation D promulgated thereunder.

     In connection with a reverse merger between Akeena Solar, Inc., a private Delaware corporation, and a wholly-owned subsidiary of ours, we completed the closing of a private placement of our common stock in which, through September 7, 2006, we sold an aggregate of 128.7 units to accredited investors. Each unit consisted of 25,000 shares of our common stock. As a result of the private placement, we issued a total of 3,217,500 shares of our common stock. Some units were offered by Westminster Securities Corporation, pursuant to the terms of a placement agent agreement dated July 21, 2006. The placement agent received (1) a cash fee of $61,500 (representing 6% of the gross proceeds of the units sold by it in the private placement) and (2) three-year warrants to purchase 61,500 shares of our common stock (representing 6% of the shares sold by it in the private placement) at an exercise price of $1.00 per share. We realized gross proceeds of $3,217,500 from the private placement before commissions and expenses.

     The common shares issued under the private placement are subject to registration rights pursuant to a registration rights agreement. The registration rights agreement contains a liquidated damages provision whereby liquidated damages may accrue and are payable in cash or common stock at fair market value, at our discretion, at the rate of 1% of the aggregate amount invested by the investors per 30 day period (or pro-rated for partial periods) if (i) a registration statement is not filed within 90 days of September 7, 2006; (ii) such registration statement is not declared effective within 120 days of the initial filing date; (iii) such registration statement is not kept effective until the earlier of (a) 18 months after September 7, 2006 and (b) the date when all registrable securities have been sold; (iv) we do not respond to initial comments of the SEC within 21 days after our receipt of such comments; or (v) if we fail to use our reasonable best efforts to cause the registration statement to be declared effective. The liquidated damages is limited under the registration rights agreement to a 6% maximum amount. As of this date, we have complied with all of the clauses and do not owe any liquidated damages.

     On August 30, 2006, subsequent to the reverse merger, we issued an aggregate of 262,148 shares of restricted common stock (of which 4,989 shares were forfeited on November 15, 2006) for services rendered to various employees and a director, which shares were valued at the private placement offering price of $1.00 per share, or an aggregate of $262,148. There were additional grants made on October 2, 2006 and October 15, 2006 for an aggregate of 43,040 and 34,968 restricted shares, respectively, valued at the common stock closing prices of $2.99 and $2.60, respectively, for a combined value of $219,606. On December 15, 2006, we issued an additional 67,149 shares of restricted common stock, valued at the common stock closing price of $2.40 per share, or an aggregate of $161,158. During 2007, we issued an additional 429,123 shares of restricted common stock and 91,841 shares of restricted common stock were forfeited. The total value of all restricted stock grants issued, less forfeited shares, subsequent to the reverse merger is approximately $1.7 million.

     On March 8, 2007, we sold (i) 2,062,304 shares of our common stock, (ii) three-year warrants to purchase 206,230 shares of common stock at an exercise price of $2.75 per share and (iii) three-year warrants to purchase 206,230 shares of common stock at an exercise price of $3.00 per share, pursuant to a Securities Purchase Agreement among us and the purchasers signatory thereto. We received aggregate gross proceeds of approximately $4.1 million from the sale of the common stock and warrants.

     Empire Financial Group acted as placement agent with respect to the offering and received a cash fee equal to $124,250 and warrants to purchase 53,250 shares of our common stock at an exercise price of $2.75 per share. The Westly Group acted as a finder with respect to the offering and received a cash fee equal to $35,000 and warrants to purchase 15,000 shares of our common stock at an exercise price of $2.75 per share. Westminster Securities Corp. also received a finders fee of $21,000 and warrants to purchase 11,726 shares of our common stock at an exercise price of $1.97 per share.

     Pursuant to a registration rights agreement, we agreed to pay liquidated damages to the investors at the rate of 1% of the aggregate amount invested by the investors per 30 day period (i)if  a registration statement is not filed within 30 days of March 8, 2007; (ii) if  such registration statement is not declared effective within 90 days of March 8, 2007, or (iii) if, after the date the registration statement becomes effective, such registration statement ceases for any reason to remain continuously effective for all securities for which it is required to be effective, or the holders of the securities covered by the registration statement are otherwise not permitted to utilize the prospectus included in the registration statement to resell any securities covered by the registration statement for more than 15 consecutive calendar days or more than 20 calendar days during any 12-month period (which need not to be consecutive calendar days). Notwithstanding the foregoing, in no event shall liquidated damages exceed 9% of the aggregate gross proceeds of the offering. As of this date, we have complied with all of the clauses and do not owe any liquidated damages.

     On June 4, 2007, we sold (i) 4,567,270 shares of our common stock and (ii) three-year warrants to purchase 913,455 shares of common stock at an exercise price of $3.95 per share, pursuant to a securities purchase agreement among us and the purchasers signatory thereto. We received aggregate gross proceeds of approximately $12.6 million from the sale of the common stock and warrants.

     Empire Financial Group acted as placement agent with respect to the offering and received a cash fee equal to $633,850 and warrants to purchase 376,800 shares of our common stock at an exercise price of $3.95 per share. Westminster Securities Corporation acted as a finder with respect to the offering and received a cash fee equal to $21,000 and warrants to purchase 9,164 shares of our common stock at an exercise price of $2.75 per share.

     Pursuant to a registration rights agreement, we agreed to file a registration statement covering the resale of the common stock and the shares of common stock underlying the warrants no later than 30 days from the closing of the offering and to have such registration statement declared effective no later than 90 days from the closing of the offering. If we do not timely file the registration statement or cause it to be declared effective by the required dates, or if, after the date the registration statement becomes effective, such registration statement ceases for any reason to remain continuously effective for all securities for which it is required to be effective, or the holders of the securities covered by the registration statement are otherwise not permitted to utilize the prospectus included in the registration statement to resell any securities covered by the registration statement for more than 15 consecutive calendar days or more than 20 calendar days during any 12-month period (which need not to be consecutive calendar days), then each investor in the offering shall be entitled to liquidated damages equal to 1% of the aggregate purchase price paid by such investor for the securities, and an additional 1% for each month that we do not file the registration statement or cause it to be declared effective. Notwithstanding the foregoing, in no event shall liquidated damages exceed 9% of the aggregate gross proceeds of the offering.

Item 27. Exhibits
(a) Exhibits

Exhibit
Number	Description
2.1
Agreement of Merger and Plan of Reorganization, dated August 11, 2006, by and among Fairview Energy Corporation, Inc., ASI Acquisition Sub, Inc. and Akeena Solar, Inc. (incorporated herein by reference to Exhibit 2.1 to our Current Report on Form 8-K, dated August 11, 2006 (the “August 2006 8-K”))

3.1	Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to our Current Report on Form 8-K, dated August 3, 2006)

3.2	By-laws (incorporated herein by reference to Exhibit 3.2 to our Current Report on Form 8-K, dated August 3, 2006)

3.3	Certificate of Amendment to Certificate of Incorporation (incorporated herein by reference to Exhibit 3.3 to the August 2006 8-K)

4.1	Form of Class C Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 10.3 to our Current Report on Form 8-K, dated June 4, 2007 (the “June 4, 2007 8-K”))

4.2
Registration Rights Agreement among Akeena Solar, Inc. and the purchaser signatory thereto purchasing shares in the June 2007 Private Placement, dated as of May 25, 2007 (incorporated herein by reference to Exhibit 10.2 to the June 4, 2007 8-K)

4.3	Form of Class B Common Stock Purchase Warrant, dated March 8, 2007 (incorporated herein by reference to Exhibit 10.3 to our Current Report on Form 8-K, dated March 8, 2007 (“March 8, 2007 8-K”))

4.4	Form of Class A Common Stock Purchase Warrant, dated March 8, 2007 (incorporated herein by reference to Exhibit 10.4 to the March 8, 2007 8-K)

4.5
Registration Rights Agreement among Akeena Solar, Inc. and the purchaser signatory thereto purchasing shares in the March 2007 Private Placement, dated as of March 8, 2007 (incorporated herein by reference to Exhibit 10.2 to the March 8, 2007 8-K)

5.1*	Opinion of Haynes and Boone, LLP

10.1	Securities Purchase Agreement, among Akeena Solar, Inc. and the purchaser signatory thereto, dated as of May 25, 2007 (incorporated herein by reference to Exhibit 10.1 to the June 4, 2007 8-K)

10.2*	Form of Letter Agreement, among Akeena Solar, Inc. and the purchasers signatory thereto, dated as of May 30, 2007, supplementing the Securities Purchase Agreement.

Exhibit
Number	Description
10.3	Non-Exclusive Finder’s Agreement, dated May 16, 2007, between Akeena Solar, Inc. and Empire Financial Group, Inc. (incorporated herein by reference to Exhibit 10.5 to the June 4, 2007 8-K)

10.4	Akeena Solar, Inc. 2006 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the August 2006 8-K)

10.5	First Amendment to the Akeena Solar, Inc. 2006 Incentive Stock Plan (incorporated herein by reference to Exhibit 10.1 to our Current Report on Form 8-K, dated December 20, 2006)

10.6	Form of Restricted Stock Agreement (incorporated herein by reference to Exhibit 4.1 to our Annual Report on Form 10-KSB for the year ended December 31, 2006 (the “2006 10-KSB”))

10.7	Form of Subscription Agreement (incorporated herein by reference to Exhibit 10.2 to the August 2006 8-K)

10.8	Form of Registration Rights Agreement (incorporated herein by reference to Exhibit 10.3 to the August 2006 8-K)

10.9	Form of Lockup Agreement (incorporated herein by reference to Exhibit 10.4 to the August 2006 8-K)

10.10
Loan and Security Agreement, dated January 29, 2007, between Akeena Solar, Inc. and Comerica Bank (incorporated herein by reference to Exhibit 10.1 to our Current Report on Form 8-K, dated January 29, 2007)

10.11
First Modification to Loan and Security Agreement, dated as of June 26, 2007 between Akeena Solar, Inc. and Comerica Bank (incorporated herein by reference to Exhibit 10.1 to our Current Report on Form 8-K, dated June 26, 2007)

10.12	Restricted Stock Agreement, dated December 29, 2006, between the Akeena Solar, Inc. and Edward Roffman (incorporated herein by reference to Exhibit 10.8 to the 2006 10-KSB)

10.13	Form of Director and Officer Indemnification Agreement (incorporated herein by reference to the Exhibit 10.9 to the August 2006 8-K)

10.14
Standard Industrial/Commercial Single-Tenant Lease — Net, dated September 30, 2002, between Mattiuz Children’s Trust and Akeena Solar, Inc., as amended by First Addendum to Standard Industrial/Commercial Single-Tenant Lease — Net, dated April 26, 2004, Second Addendum Standard Industrial/Commercial Single-Tenant Lease — Net, dated April 30, 2005 and Third Addendum to Standard Industrial/Commercial Single-Tenant Lease, dated July 7, 2006 (incorporated herein by reference to Exhibit 10.11 to our Current Report on Form 8-K/A, dated August 11, 2006 (the “August 2006 8-K/A”))

10.15*	Lease Agreement, dated May 16, 2007, between CHL Ventures, LP and Akeena Solar, Inc.

10.16	Letter Agreement, dated July 21, 2006, between Akeena Solar, Inc. and Westminster Securities Corp. (incorporated herein by reference to the August 2006 8-K/A)

10.17	Securities Purchase Agreement, dated March 8, 2007, between Akeena Solar, Inc. and the purchasers signatory thereto (incorporated herein by reference to Exhibit 10.1 to the March 8, 2007 8-K)

10.18	Non-Exclusive Finder’s Agreement, dated February 8, 2007, between Akeena Solar, Inc. and Empire Financial Group, Inc. (incorporated herein by reference to Exhibit 10.14 to the 2006 10-KSB)

14.1	Code of Ethics and Business Conduct

Exhibit
Number	Description
21.1	List of Subsidiaries (incorporated herein by reference to Exhibit 21.1 to the August 2006 8-K)

23.1*	Consent of Burr, Pilger & Mayer LLP

23.2*	Consent of Marcum & Kliegman LLP

23.3*	Consent of Haynes and Boone, LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

* previously filed

Item 28. Undertakings

The undersigned registrant hereby undertakes that it will:

(1)	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

	i.	Include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

	iii.	Include any additional or changed material information on the plan of distribution.

(2)
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)
For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv.	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(5)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as express in the Act and is, therefore, unenforceable.

(6)
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be a part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Los Gatos, California, on July 20, 2007.

AKEENA SOLAR, INC.

By:	/s/ Barry Cinnamon
Barry Cinnamon
Chief Executive Officer, President and Director

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signatures	Title	Date

/s/ Barry Cinnamon	Chief Executive Officer, President and Director
Barry Cinnamon	(Principal Executive Officer)	July 20, 2007

/s/ David “Lad” Wallace	Chief Financial Officer
David “Lad” Wallace	(Principal Financial and Accounting Officer)	July 20, 2007

/s/ Edward Roffman	Director	July 20, 2007
Edward Roffman

/s/ George Lauro	Director	July 20, 2007
George Lauro

/s/ Jon Witkin	Director	July 20, 2007
Jon Witkin

Exhibit Index

Exhibit
Number	Description
2.1
Agreement of Merger and Plan of Reorganization, dated August 11, 2006, by and among Fairview Energy Corporation, Inc., ASI Acquisition Sub, Inc. and Akeena Solar, Inc. (incorporated herein by reference to Exhibit 2.1 to our Current Report on Form 8-K, dated August 11, 2006 (the “August 2006 8-K”))

3.1	Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to our Current Report on Form 8-K, dated August 3, 2006)

3.2	By-laws (incorporated herein by reference to Exhibit 3.2 to our Current Report on Form 8-K, dated August 3, 2006)

3.3	Certificate of Amendment to Certificate of Incorporation (incorporated herein by reference to Exhibit 3.3 to the August 2006 8-K)

4.1	Form of Class C Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 10.3 to our Current Report on Form 8-K, dated June 4, 2007 (the “June 4, 2007 8-K”))

4.2
Registration Rights Agreement among Akeena Solar, Inc. and the purchaser signatory thereto purchasing shares in the June 2007 Private Placement, dated as of May 25, 2007 (incorporated herein by reference to Exhibit 10.2 to the June 4, 2007 8-K)

4.3	Form of Class B Common Stock Purchase Warrant, dated March 8, 2007 (incorporated herein by reference to Exhibit 10.3 to our Current Report on Form 8-K, dated March 8, 2007 (“March 8, 2007 8-K”))

4.4	Form of Class A Common Stock Purchase Warrant, dated March 8, 2007 (incorporated herein by reference to Exhibit 10.4 to the March 8, 2007 8-K)

4.5
Registration Rights Agreement among Akeena Solar, Inc. and the purchaser signatory thereto purchasing shares in the March 2007 Private Placement, dated as of March 8, 2007 (incorporated herein by reference to Exhibit 10.2 to the March 8, 2007 8-K)

5.1*	Opinion of Haynes and Boone, LLP

10.1	Securities Purchase Agreement, among Akeena Solar, Inc. and the purchaser signatory thereto, dated as of May 25, 2007 (incorporated herein by reference to Exhibit 10.1 to the June 4, 2007 8-K)

10.2*	Form of Letter Agreement, among Akeena Solar, Inc. and the purchasers signatory thereto, dated as of May 30, 2007, supplementing the Securities Purchase Agreement.

Exhibit
Number	Description
10.3	Non-Exclusive Finder’s Agreement, dated May 16, 2007, between Akeena Solar, Inc. and Empire Financial Group, Inc. (incorporated herein by reference to Exhibit 10.5 to the June 4, 2007 8-K)

10.4	Akeena Solar, Inc. 2006 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the August 2006 8-K)

10.5	First Amendment to the Akeena Solar, Inc. 2006 Incentive Stock Plan (incorporated herein by reference to Exhibit 10.1 to our Current Report on Form 8-K, dated December 20, 2006)

10.6	Form of Restricted Stock Agreement (incorporated herein by reference to Exhibit 4.1 to our Annual Report on Form 10-KSB for the year ended December 31, 2006 (the “2006 10-KSB”))

10.7	Form of Subscription Agreement (incorporated herein by reference to Exhibit 10.2 to the August 2006 8-K)

10.8	Form of Registration Rights Agreement (incorporated herein by reference to Exhibit 10.3 to the August 2006 8-K)

10.9	Form of Lockup Agreement (incorporated herein by reference to Exhibit 10.4 to the August 2006 8-K)

10.10
Loan and Security Agreement, dated January 29, 2007, between Akeena Solar, Inc. and Comerica Bank (incorporated herein by reference to Exhibit 10.1 to our Current Report on Form 8-K, dated January 29, 2007)

10.11
First Modification to Loan and Security Agreement, dated as of June 26, 2007 between Akeena Solar, Inc. and Comerica Bank (incorporated herein by reference to Exhibit 10.1 to our Current Report on Form 8-K, dated June 26, 2007)

10.12	Restricted Stock Agreement, dated December 29, 2006, between the Akeena Solar, Inc. and Edward Roffman (incorporated herein by reference to Exhibit 10.8 to the 2006 10-KSB)

10.13	Form of Director and Officer Indemnification Agreement (incorporated herein by reference to the Exhibit 10.9 to the August 2006 8-K)

10.14
Standard Industrial/Commercial Single-Tenant Lease — Net, dated September 30, 2002, between Mattiuz Children’s Trust and Akeena Solar, Inc., as amended by First Addendum to Standard Industrial/Commercial Single-Tenant Lease — Net, dated April 26, 2004, Second Addendum Standard Industrial/Commercial Single-Tenant Lease — Net, dated April 30, 2005 and Third Addendum to Standard Industrial/Commercial Single-Tenant Lease, dated July 7, 2006 (incorporated herein by reference to Exhibit 10.11 to our Current Report on Form 8-K/A, dated August 11, 2006 (the “August 2006 8-K/A”))

10.15*	Lease Agreement, dated May 16, 2007, between CHL Ventures, LP and Akeena Solar, Inc.

10.16	Letter Agreement, dated July 21, 2006, between Akeena Solar, Inc. and Westminster Securities Corp. (incorporated herein by reference to the August 2006 8-K/A)

10.17	Securities Purchase Agreement, dated March 8, 2007, between Akeena Solar, Inc. and the purchasers signatory thereto (incorporated herein by reference to Exhibit 10.1 to the March 8, 2007 8-K)

10.18	Non-Exclusive Finder’s Agreement, dated February 8, 2007, between Akeena Solar, Inc. and Empire Financial Group, Inc. (incorporated herein by reference to Exhibit 10.14 to the 2006 10-KSB)

14.1	Code of Ethics and Business Conduct

Exhibit
Number	Description
21.1	List of Subsidiaries (incorporated herein by reference to Exhibit 21.1 to the August 2006 8-K)

23.1*	Consent of Burr, Pilger & Mayer LLP

23.2*	Consent of Marcum & Kliegman LLP

23.3*	Consent of Haynes and Boone, LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

*	previously filed